UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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Coventry Health Care, Inc.

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6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
301-581-0600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2011

To our Stockholders:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held on Thursday, May 19, 2011, at 8:00 a.m., Eastern Time, at The Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, Telephone (703) 506-4300. The meeting will be held for the following purposes:

1.	To elect Joel Ackerman, Lawrence N. Kugelman and Michael A. Stocker, M.D. as Class II Directors to serve until the annual meeting of stockholders in 2014;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

3.	To consider a non-binding advisory vote to approve the compensation of the Company’s named executive officers;

4.	To consider a non-binding advisory vote to determine whether the non-binding advisory vote on the compensation of the Company’s named executive officers should be held every year, every two years or every three years;

5.	To consider one stockholder proposal, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or at any adjournment(s) thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. As a result, we are mailing a notice of internet availability to many of our stockholders instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2010 Annual Report and a form of proxy card.

All holders of record of the Company’s common stock at the close of business on Monday, March 21, 2011 are entitled to vote at the 2011 Annual Meeting of Stockholders or at any adjournment(s) of the meeting.

By Order of the Board of Directors,

ALLEN F. WISE
Chief Executive Officer

Bethesda, Maryland
April 8, 2011

YOUR VOTE IS IMPORTANT. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE
VOTE. YOU MAY VOTE BY TOLL-FREE TELEPHONE OR BY THE INTERNET.
IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY VOTE BY COMPLETING,
DATING, SIGNING AND RETURNING THE PROXY CARD IN THE ACCOMPANYING
POSTAGE-PAID RETURN ENVELOPE. PLEASE SEE INSTRUCTIONS
ON THE PROXY CARD.

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6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
301-581-0600

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2011

This proxy statement is furnished to stockholders of Coventry Health Care, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2011 Annual Meeting of Stockholders of the Company to be held on Thursday, May 19, 2011, at 8:00 a.m., Eastern Time, at The Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, Telephone (703) 506-4300 or at any adjournment of the meeting (the “2011 Annual Meeting”).

On April 8, 2011, we mailed to our stockholders a notice containing instructions on how to access this proxy statement, our 2010 Annual Report and other proxy materials online and how to vote online. If you prefer to receive the proxy materials in the mail and to vote by mail, the notice also contains instructions on how to request a printed copy of the proxy materials. You will not receive a printed copy of the proxy materials in the mail unless you specifically request them or in the past have specifically elected to receive future proxy materials by mail.

QUESTIONS AND ANSWERS

What is the purpose of the 2011 Annual Meeting?

You will be asked to consider and vote upon five proposals: (i) to elect three individuals to serve as Class II Directors of the Company until the annual meeting of stockholders to be held in 2014; (ii) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011; (iii) a non-binding advisory vote to approve the compensation of the Company’s named executive officers; (iv) a non-binding advisory vote to determine whether the non-binding advisory vote on the compensation of the Company’s named executive officers should be held every year, every two years or every three years; and (v) a stockholder proposal set forth in this proxy statement, if properly presented at the meeting. The Board is not aware of any other matters to be presented for action at the 2011 Annual Meeting; however, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of the Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice and in this proxy statement. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When will this proxy statement be sent to stockholders?

On April 8, 2011, we mailed to our stockholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and other proxy materials online. A copy of this proxy statement, the Company’s 2010 Annual Report and other proxy materials are posted at www.proxyvote.com (simply enter your 12-digit control number listed on the Notice and click “Submit”). You may also request printed copies of this proxy statement, the 2010 Annual Report and other proxy materials by following the instructions in the Notice.

Who is entitled to vote?

Only stockholders of record at the close of business on Monday, March 21, 2011, the record date for the meeting (the “Record Date”), are entitled to receive notice of and to vote at the 2011 Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you owned on that date.

How many votes do I have?

You will have one vote for every share of the Company’s common stock that you owned on the Record Date.

Who is soliciting my vote?

Your vote is being solicited by and on behalf of the Board.

How will we solicit proxies and who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by us. These costs include the expense of preparing, assembling, printing and mailing the Notice to stockholders of record and beneficial owners, mailing the printed proxy materials to stockholders (who so request) and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies in conjunction with the 2011 Annual Meeting for an estimated fee of $7,500 plus reimbursement of disbursements made on the Company’s behalf. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies on our behalf personally or by telephone, without additional compensation. We will also solicit proxies by e-mail from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How many votes can be cast by all stockholders?

On March 21, 2011, the Record Date, there were 148,251,797 shares of the Company’s common stock outstanding and eligible to vote on each matter brought before the meeting. Each outstanding share of common stock is entitled to one vote on all matters.

How many votes must be present to hold the meeting?

A quorum must be present to hold the 2011 Annual Meeting. A “quorum” is a majority of the outstanding shares eligible to vote. Such shares may be present at the meeting or represented by properly executed proxy. Any stockholder of record present in person or by properly executed proxy at the 2011 Annual Meeting, but who abstains from voting, will be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2011 Annual Meeting may be adjourned from time to time until a quorum is present or represented by proxy.

How many votes are required for each proposal?

Election of Directors.  The affirmative vote of a majority of votes cast for each director nominee represented in person or by properly executed proxy at the meeting is required to approve the election of each such nominee. A majority of votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” with respect to the nominee. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2011 Annual Meeting, but will not be deemed to be votes cast for the purpose of tabulating the vote in the election of directors.

Other Matters.  The affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy at the 2011 Annual Meeting and entitled to vote is required (i) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, (ii) to approve the non-binding advisory vote on the compensation of the Company’s named executive officers, (iii) to approve the stockholder proposal set forth in this proxy statement and (iv) to act upon all other business that may properly come before the 2011 Annual Meeting or any adjournment(s) thereof. To determine whether the non-binding advisory vote on compensation of the Company’s named executive officers should be held every year, every two years or every three years, the option receiving the most votes will be the option selected by the stockholders.

How do I vote?

You can vote either in person by attending the 2011 Annual Meeting or by proxy without attending the 2011 Annual Meeting. To vote by proxy, you must either:

•	vote by telephone (instructions are on the proxy card); or

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card); or

•	vote by mail (if you requested and received printed copies of this proxy statement, the 2010 Annual Report and other proxy materials, in which case you may fill out the proxy card enclosed with the mailed materials, date and sign it, and return it in the accompanying postage-paid envelope).

Can I change or revoke my vote?

Yes. To change or revoke your vote, send in a new proxy card with a later date, cast a new vote by telephone or internet (only your last proxy submitted prior to the 2011 Annual Meeting will be counted), or send a written notice of revocation to the Company’s Corporate Secretary at 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If you attend the 2011 Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares.

What is a “broker non-vote”?

Under current New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. A broker non-vote occurs if your shares are not registered in your name and you do not provide your broker or other nominee with voting instructions on a non-routine matter. In accordance with the rules of the New York Stock Exchange, the election of directors is considered a non-routine matter, and if you fail to provide your broker or nominee with instructions, your broker or nominee may not vote on Proposal 1. Proposal 2, regarding the ratification of Ernst & Young LLP as our independent registered public accounting firm, is considered a routine matter and a broker may submit a proxy card voting shares at his or her discretion on this matter even if you fail to provide instructions. Proposals 3, 4 and 5, concerning the non-binding advisory vote on the compensation of our named executive officers, the non-binding advisory vote to determine whether the non-binding advisory vote on the compensation of our named executive officers should be held every year, every two years or every three years, and the stockholder proposal, are non-routine matters, and if you fail to provide your broker or nominee with instructions, your broker or nominee may not vote on them.

How are the votes counted?

The votes are counted by an automated system administered by Broadridge Investor Communications Solutions, Inc. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the existence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the effect of a vote against proposals, other than the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not be counted as votes cast for or against such proposal.

Where can I find voting results for the 2011 Annual Meeting?

The preliminary voting results will be published on a Current Report on Form 8-K filed by the Company with the SEC within four business days of the 2011 Annual Meeting. The final voting results, if different than the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days of the date on which the final results are known.

Can I access the Company’s proxy materials and annual report electronically?

The Notice mailed to you contains instructions on how to access our proxy materials and vote over the internet. This proxy statement, our 2010 Annual Report and other proxy materials are also available on our internet website at www.coventryhealthcare.com (accessible through the “Investor Relations” link). Opting to access your proxy materials online saves us the cost of producing and mailing the proxy materials to your home or office and gives you an automatic link to the proxy voting site.

Additionally, you may choose to receive future proxy materials (including the Notice) by e-mail, which will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials (including the Notice) by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is “householding” and how does it affect me?

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2010 Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

CORPORATE GOVERNANCE

Code of Ethics

The Company is dedicated to conducting its business in accordance with the highest standards of ethical conduct, uncompromising integrity and compliance with all federal, state and local laws governing its business. Accordingly, the Company has established a Code of Business Conduct and Ethics (the “Code of Ethics”) to assure uniformity in standards of conduct, which applies to all of the Company’s directors, officers, employees (including our Chief Executive Officer, Chief Financial Officer and Controller) and representatives and to relationships with stockholders, customers, vendors, competitors, auditors and all public and governmental bodies. In support of the Code of Ethics, the Company appointed a Chief Compliance Officer and all employees are required to participate in annual compliance training. Violations may be reported as provided in the Code of Ethics, including by an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the Code of Ethics. The Code of Ethics, as amended, is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Leadership Structure

The Board currently combines the roles of Chairman of the Board and Chief Executive Officer. Considering the Company’s strong performance over extended periods under Mr. Wise’s leadership, the Board believes that the Company benefits from Mr. Wise’s services in both roles. Mr. Wise had previously served as our Chief Executive Officer from 1996 through 2004, and the Board believed him to be the most qualified to serve again as our Chief Executive Officer in light of his successful previous tenure leading the Company, his continuous involvement in the Company’s business as a director and Chairman, and his overall experience in, knowledge of and reputation in the health care industry.

The Board also maintains an independent Lead Director. Elizabeth E. Tallett currently serves as our Lead Director. We believe it is important to have an independent Lead Director to establish a system of checks and balances between the independent directors of the Board and Mr. Wise. The Lead Director provides leadership to the Board to ensure it operates in an independent, cohesive manner. In addition to working in conjunction with the Chairman to establish the agenda for each meeting, the Lead Director presides over executive sessions attended by only independent directors; presides over meetings in the event of the Chairman’s unavailability; communicates to the Chairman the substance of discussions held during executive sessions; serves as a liaison between the Chairman and the Board’s independent directors on sensitive issues; approves materials sent to the Board; speaks on behalf of the Board and the Company as directed by the Board when the Chairman is unable to do so; remains available to receive direct communications from stockholders, employees, regulatory agencies, etc. through Board approved procedures; and performs such other responsibilities as the Board may periodically consider to be appropriate. Our Corporate Governance Guidelines set forth in greater detail the Lead Director’s responsibilities. Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. The Audit, Compensation, and Nominating/Corporate Governance Committees, however, each play a key role in assisting the Board in fulfilling its oversight responsibilities. The Audit Committee regularly meets with management, members of the Company’s internal audit department and the Company’s independent registered public accounting firm to discuss and remedy any significant financial risk exposure, including internal controls. Management, external auditors, and internal auditors also periodically provide reports to the Audit Committee. In addition, the Audit Committee provides regular reports regarding its activities to the Board. The Compensation Committee assists the Board with risk oversight by monitoring and structuring employee compensation practices to ensure they do not promote excessive risk-taking that might threaten the value of the Company and regularly reporting its activities to the Board. The Nominating/Corporate Governance Committee assists with risk oversight by managing Board structure and organization, establishing the criteria for selecting new members to the Board, annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating/Corporate Governance Committee also regularly reports its activities to the Board.

In 2010, the Company engaged Ernst & Young LLP to conduct an enterprise risk assessment (“ERA”) in order to further develop the Company’s enterprise risk management framework. Ernst & Young LLP conducted interviews with members of senior management and the Board to identify the most significant risks faced by the Company. Based on the ERA, the Company has implemented processes to monitor and report on mitigating initiatives, including a quarterly review of significant business risks by key leaders of the Company. Ernst & Young LLP will perform periodic follow-up reviews of the Company’s ERA program.

Assessment of Risk Relating to Compensation

At the direction of the Compensation Committee, management of the Company prepared an analysis and assessment of our compensation programs for all employees, including our executives, evaluating the potential risks associated with those programs. Our assessment consisted of an extensive review of our various plans and programs by a cross-functional team of representatives from different departments throughout our organization, including our legal, finance and human resources/compensation departments and Frederic W. Cook & Co., Inc. (“Frederic W. Cook”), the Compensation Committee’s independent compensation consultant. This team reviewed the structures of the compensation programs, the processes used with respect to those programs and the controls related to those programs. It also validated our compensation mix against the compensation mix in the market and among our peer group.

The Compensation Committee and representatives from Frederic W. Cook reviewed and discussed with management the results of the analysis and assessment of our compensation programs. We concluded that, although we maintain performance-based incentive plans, our compensation policies and practices have counterbalances that mitigate risks and do not create risks that are reasonably likely to have a material adverse effect on our Company. In reaching or concurring with the conclusions, the assessment team and the Compensation Committee considered the following features of our compensation programs:

•	We have implemented a detailed planning process and Compensation Committee and/or executive management oversight exists for each of our compensation programs.

•	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which is in line with practices among our peer group.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We have a combination of both short-term and long-term elements of executive compensation.

•	We use a mix of performance-based and time-based vesting of restricted stock awards and performance stock unit awards to ensure our executives’ interests are aligned with those of our stockholders for the long term.

•	For 2011, we added multiple performance measures to the annual incentive plan.

•	Our Compensation Committee awaits the distribution of the Company’s integrated audit results prior to finalizing short-term and long-term incentive plan payouts to ensure performance criteria have been met.

•	We have capped funding levels and payouts to individual executives under both our annual and long-term incentive plans.

•	We use time-based vesting for grants of non-qualified stock options.

•	Our executive stock ownership guidelines set forth certain levels of stock ownership for executives (stock options are not counted in holdings) based upon a multiple of their base salary, which aligns a significant portion of their compensation to the long-term performance of our Company.

•	Our Compensation Committee is advised by an independent compensation consultant who also reviews the results of our annual analysis and assessment of our compensation programs.

•	We have an anti-hedging policy that applies to executives and directors.

•	In 2011, we adopted a claw-back policy and, additionally, recipients of long-term incentive awards valued at over $200,000 are required to enter into a restrictive covenants agreement with non-compete, non-solicitation, non-disclosure and claw-back provisions.

Director Independence

The Board has determined that nine of its ten directors, including all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, are “independent” as defined by the listing standards of the New York Stock Exchange, by the SEC and all of the applicable rules and regulations and for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In determining director independence, the Board broadly considers all relevant facts and circumstances, including those types of facts and circumstances set forth in the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any contractual relationships that may exist with a director or a related party or interest. The nine independent directors are: Joel Ackerman, L. Dale Crandall, Lawrence N. Kugelman, Daniel N. Mendelson, Rodman W. Moorhead, III, Michael A. Stocker, M.D., Joseph R. Swedish, Elizabeth E. Tallett and Timothy T. Weglicki.

Related Person Transactions Policy

The Board recognizes that transactions or relationships with the Company and its directors, executive officers, significant stockholders and their immediate family members may involve potential conflicts of interest. As a result, the Board adopted a written Related Person Transactions Policy (the “Policy”) requiring the prior approval of the Nominating/Corporate Governance Committee before a related person may enter into a transaction or relationship in which the Company is a participant and the related person would have a direct or indirect material interest, unless such transaction is available to all employees or involves less than $25,000. Under the Policy, any proposed related person transactions are reviewed at the regularly scheduled meetings of the Nominating/Corporate Governance Committee. Additionally, ongoing relationships are periodically reviewed and assessed to ensure compliance and fairness to the Company and there is a general presumption that a related person transaction will not be approved. A related person transaction may be approved if, after a full review, the disinterested members of the Nominating/Corporate Governance Committee determine that the transaction is being made at arm’s length and is fair to the Company. The Policy is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Company’s Board and to address the membership criteria set forth under “Director Qualifications” below. We discuss the specific experience, qualifications, skills and attributes of each of our directors and director nominees within the director biographies on pages 12 to 15 of this proxy statement. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should be submitted to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

To be timely considered by the Nominating/Corporate Governance Committee, director nominations submitted by stockholders for the 2012 annual meeting of stockholders must be delivered to or mailed and received by the Corporate Secretary at the Company’s address (above) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 20, 2012 and not later than February 19, 2012).

A stockholder’s notice must include (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) certain other information regarding the stockholder proponents, its associated persons, its financial interests in the Company and other matters, as required by the Company’s Bylaws as to the stockholder giving such notice. No person is eligible for election as a director of the Company unless nominated in accordance with the procedures required by the Company’s Bylaws. The Chair of the Board may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s Bylaws, and if he should so determine, the defective nomination will be disregarded.

The procedures described above do not supersede the requirements or conditions established by the SEC for stockholder proposals to be included in the Company’s proxy statement for future stockholder meetings. See “Stockholder Proposals” on page 49 of this proxy statement.

Director Qualifications

The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating/Corporate Governance Committee for positions on the Company’s Board. Under these criteria, not less than a majority of the members of the Board must be independent and the Board members must have the highest professional and personal ethics and values consistent with the Company’s values and standards. Other criteria that will be considered are prior experience as a director, knowledge of the Company’s business and industry and broad experience at the operational, financial, regulatory or policy making level(s) in business.

Diversity, age and skills in the context of the needs of the Board are also considerations. The Company’s Corporate Governance Guidelines do not explicitly define “diversity.” It is the Nominating/Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating/Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics (such as gender and ethnicity) and experience (such as with respect to industry education and public service), with the aim of maintaining a Board that considers a broad range of viewpoints. Board members should also have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly, and in no event may any director serve on the board of directors of more than six public companies. Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director that may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

As described above, the Nominating/Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of stockholder status of persons proposing candidates, recommendations are collected and considered by the Nominating/Corporate Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for the Company’s annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/

Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating the nominations, the Nominating/Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience, diversity of perspective and capability on the Board.

Executive Sessions

Executive sessions of non-management directors of the Board and its committees are held on a regular basis at quarterly and special meetings. Prior to 2009, Allen F. Wise, our Chairman of the Board, chaired the executive sessions. Since returning to the Company in 2009 as our Chief Executive Officer, executive sessions have been chaired by the Company’s Lead Director, Elizabeth E. Tallett. Ms. Tallett is an independent director elected to such position by her fellow non-management directors. Any independent director can request that an additional executive session be scheduled. See “Communications With The Board” below for the process by which stockholders may communicate with non-management directors of the Board.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always welcome to attend the annual stockholder meetings, the Company does not require their attendance. All directors attended the 2010 annual meeting of stockholders. For 2011, the Board scheduled its regular meeting in the second quarter to coincide with the 2011 Annual Meeting. The Company anticipates that all directors will attend its 2011 Annual Meeting.

Communications with the Board

Stockholders and interested parties may communicate with the Board, the Chair or any other director or group of directors by submitting a letter in writing to such director(s), c/o Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If the communication relates to the Company’s ethics or business conduct, financial statements, accounting practices or internal controls, the communication should be submitted in writing to the following address: Audit Committee Chair, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If the communication relates to other matters that are within the scope of the responsibilities of the Board and/or its committees, the communication will be forwarded to the appropriate director. Stockholder communications may be submitted confidentially or anonymously. Solicitations, advertisements and obviously inappropriate communications will not be forwarded, but will be made available to any director who wishes to view them.

Board Meetings

During the 2010 fiscal year, the Board held four regular meetings, three special telephonic meetings and one meeting by unanimous written consent. All incumbent members of the Board attended at least 75% of the meetings held by the Board and by the committees of which they were members.

Committees of the Board

Audit Committee. The Audit Committee is comprised of three independent directors. The members of the Audit Committee are Lawrence N. Kugelman (Chair), L. Dale Crandall and Elizabeth E. Tallett. Mr. Crandall and Ms. Tallett serve on the audit committees of four and three public companies, respectively. The Board has considered their commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair the ability of Mr. Crandall or Ms. Tallett to serve effectively on the Audit Committee of the Company’s Board.

The Audit Committee’s responsibilities include:

•	overseeing the adequacy and effectiveness of systems and controls in place to reasonably assure the fair presentation of the Company’s financial statements;

•	appointing, dismissing, overseeing the qualifications and performance of and determining the compensation paid to the external and internal auditors;

•	reviewing and approving the scope of audits and related fees;

•	interfacing directly with the internal and external auditors in executive sessions and otherwise;

•	serving as the audit committee for the Company’s regulated subsidiaries;

•	monitoring compliance with legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics; and

•	reviewing the adequacy and effectiveness of internal policies and procedures regarding audits, accounting and other financial controls.

The current charter of the Audit Committee, as amended, is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.  The charter provides a detailed description of the Audit Committee’s responsibilities. During the 2010 fiscal year, the Audit Committee held four regular meetings, four pre-earnings release telephonic meetings, four special telephonic meetings and two special meetings.

The Board has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that L. Dale Crandall qualifies as an “audit committee financial expert” as defined by rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee is currently comprised of four independent directors. The members of the Nominating/Corporate Governance Committee are Joel Ackerman (Chair), Daniel N. Mendelson, Michael A. Stocker, M.D. and Timothy T. Weglicki.

The Nominating/Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	considering nominees made by stockholders in accordance with the Company’s Bylaws;

•	recommending to the Board the director nominees for the next annual meeting of stockholders; and

•	developing and recommending to the Board a set of corporate governance principles applicable to the Board and its members.

Nominations for election to the Board may be made by or at the direction of the Nominating/Corporate Governance Committee or by any eligible stockholder entitled to vote for the election of directors. See “Corporate Governance — Stockholder Nominees” on page 7 of this proxy statement. The current charter of the Nominating/Corporate Governance Committee, which is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, provides a detailed description of its responsibilities. During fiscal year 2010, the Nominating/Corporate Governance Committee held four regular meetings and three special telephonic meetings.

Compensation Committee. The Compensation Committee is comprised of four independent directors. The members of the Compensation Committee are L. Dale Crandall (Chair), Rodman W. Moorhead, III, Joseph R. Swedish and Timothy T. Weglicki. The Compensation Committee’s general responsibilities include:

•	participating in the development of and overseeing the compensation policies and objectives of the Company;

•	determining the amount of compensation paid to the Chief Executive Officer of the Company and approving the amount of compensation paid to the Company’s senior executives;

•	evaluating and recommending to the Board the compensation of non-employee directors;

•	authorizing equity awards and other compensation;

•	evaluating the Company’s incentive compensation programs and approving the performance targets for each program; and

•	reviewing and discussing with management, at least annually, the compensation risk analysis and assessment of the Company’s compensation programs.

The current charter of the Compensation Committee, which is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, provides a detailed description of its responsibilities. During fiscal year 2010, the Compensation Committee held four regular meetings, five special telephonic meetings and one special meeting.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2010, the Compensation Committee was comprised of L. Dale Crandall (Chair), Rodman W. Moorhead, III, Joseph R. Swedish and Timothy T. Weglicki, none of whom had at any time been an officer or employee of the Company or any of its subsidiaries. During 2010, no interlocking relationship existed between any officer, member of the Board or the Compensation Committee and any officer, member of the board of directors or compensation committee of any other company.

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Related Person Transactions Policy and current committee charters are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company’s Board shall consist of not less than three directors and may increase to such other number of directors as shall be determined by the Board from time to time. The Company’s Certificate of Incorporation and Bylaws provide that the directors shall be divided into three classes as nearly equal in number as possible. There are currently ten persons serving on the Board: four in Class I, three in Class II and three in Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The Class II Directors’ terms of office expire in 2011. The nominees designated for election as Class II Directors at the 2011 Annual Meeting will, if elected, each serve three-year terms expiring at the annual meeting of stockholders in 2014. All of the Class II nominees consented to being nominated and to serve if so elected.

The Board believes that eight (8) to twelve (12) directors is currently the optimal range to permit diversity of experience without hindering effective discussion of issues or diminishing individual accountability. Pursuant to the Company’s Certificate of Incorporation and the Company’s Bylaws, the number of directors is set by the affirmative vote of a majority of the full Board.

The persons named on the proxy card that accompanies this proxy statement intend to vote the shares represented by such proxy “for” the election of the nominees named herein, unless contrary instructions are received. If any of the nominees named below should be unable to accept nomination or election as a director at the 2011 Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy may vote for such other person or persons as may be designated by the Board.

The following table provides information about the persons nominated to serve as Class II Directors as well as the persons serving as Class I and Class III Directors whose terms continue until the 2013 or 2012 annual meeting of stockholders, respectively:

Nominees for Class II Directors

Name	Age	Committee Memberships/Chair

Joel Ackerman	45	Nominating/Corporate Governance Committee (Chair)
Lawrence N. Kugelman	68	Audit Committee (Chair)
Michael A. Stocker, M.D.	69	Nominating/Corporate Governance Committee

Continuing Class I Directors with Three-Year Terms Expiring in 2013

Name	Age	Committee Memberships/Chair

L. Dale Crandall	69	Audit Committee, Compensation Committee (Chair)
Elizabeth E. Tallett	61	Audit Committee, Lead Director
Allen F. Wise	68	Executive Chair of the Board
Joseph R. Swedish	59	Compensation Committee

Continuing Class III Directors with Three-Year Terms Expiring in 2012

Name	Age	Committee Memberships/Chair

Daniel N. Mendelson	46	Nominating/Corporate Governance Committee
Rodman W. Moorhead, III	67	Compensation Committee
Timothy T. Weglicki	59	Compensation Committee, Nominating/Corporate Governance Committee

CLASS II DIRECTOR NOMINEES
(TO BE ELECTED; CURRENT TERMS EXPIRE IN 2011)

Joel Ackerman has been a director of the Company since November 1999. From October 2010 to the present, Mr. Ackerman has been a director and the Chief Executive Officer of Champions Oncology, Inc. (formerly Champions Biotechnology, Inc.), a public company engaged in the development of predictive technology used to improve the development and use of oncology drugs. From September 2008 to October 2010, Mr. Ackerman was a private investor. From January 1998 to September 2008, he served as a general partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is also a director of Kindred Healthcare, Inc., a company operating long-term acute care hospitals, skilled nursing centers and contract rehabilitation services.

Mr. Ackerman’s specific skills and experience include his past positions at Warburg Pincus & Co., a leading investment firm that has provided funding to a variety of public and private health care services companies at all stages of development. We believe his experience as a health care industry investor provides a unique perspective to the Board in assessing merger and acquisition opportunities, financing options and strategic planning.

Lawrence N. Kugelman has been a director of the Company since August 1992. He has been a director of Arcadian Management Services, Inc., a company that owns and manages rural health care provider networks and Medicare health maintenance organizations, since July 2001. Mr. Kugelman has been a private investor and business consultant since October 1996. From October 2002 to September 2010, he was a director of Valeant Pharmaceuticals International (formerly Valeant Pharmaceuticals, Inc.), a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products.

Mr. Kugelman has more than 26 years of executive experience in managed care. His skills and specific expertise in the managed care and pharmaceutical industries enable him to contribute to our Board’s understanding of the competitive challenges our Company faces.

Michael A. Stocker, M.D. has been a director of the Company since November 2009. Dr. Stocker served as Chief Executive Officer of Empire Blue Cross Blue Shield (“Empire”) from 1994 until its acquisition by Wellpoint, Inc. in December 2005. Dr. Stocker was employed by Wellpoint through April 2007. Dr. Stocker is a past Chairman of America’s Health Insurance Plans. Prior to joining Empire, Dr. Stocker had served as President of Cigna Healthplans and as General Manager of U.S. Healthcare for its New York market. Earlier he had been Medical Director, Anchor HMO/Rush Presbyterian St. Luke’s Medical Center in Chicago, and Associate Chairman of the Department of Family Practice at Cook County Hospital. He is currently on the boards of the HMS Holdings Corp., a cost management company for government-sponsored health and human services programs that is a publicly traded company on the NASDAQ Global Select Market, the Arthur Ashe Institute for Urban Health, the United Hospital Fund, a non-profit health services research and philanthropic organization, and SeeChange Health, a start-up private equity company, which is part of the Psilos Group. He is also Chairman of NYC Health and Hospitals Corporation and a member of the Empire State Stem Cell Funding Committee.

Mr. Stocker has over 30 years of leadership experience in the health care industry, beginning as a family physician and including executive experience in the managed care industry. This broad experience in the overall health care industry enhances our Board’s analysis of Company performance.

CONTINUING CLASS I DIRECTORS
(TERMS EXPIRE IN 2013)

L. Dale Crandall has been a director of the Company since January 1, 2004. Mr. Crandall is President of Piedmont Corporate Advisors, Inc., a financial management consulting firm. He previously served in various management positions with Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, including President and Chief Operating Officer from March 2000 until his retirement in June 2002 and Senior Vice President, Finance and Administration, from June 1998 until March 2000. He is also a member of the boards of directors of Ansell Limited, a global provider of health care barrier protection products and Bridgepoint Education, Inc., a provider of post-secondary education. He is also a trustee of five funds in the Dodge and Cox family of mutual funds.

Mr. Crandall’s skills and qualifications applicable to the Company includes his extensive experience in the managed care industry. In particular, as noted above, Mr. Crandall served as an executive with Kaiser Permanente on both the provider and payor sides of that company’s business. His background includes executive experience in day-to-day operations, finance and accounting. We believe that because of these specific skills and experience, Mr. Crandall enhances the Board’s knowledge of the health care industry and its complicated reimbursement system, as well as the related operational, financial and accounting complexities.

Joseph R. Swedish has been a director of the Company since February 2010. Since December 2004, Mr. Swedish has served as President and Chief Executive Officer of Trinity Health, a not-for-profit multi-state health care system serving eight states and 47 hospitals supporting an integrated delivery system. Previously, Mr. Swedish was President and Chief Executive Officer of Centura Health from 1999 to 2004. From 1994 to 1998, Mr. Swedish served as President and Chief Executive Officer of the Central Florida and East Florida Divisions of Hospital Corporation of America.

Mr. Swedish brings significant governance and management health care experience to the Board. He serves as a board member for the National Quality Forum, engages in numerous initiatives through national associations for the improvement of health care delivery and has served on public company boards in the health care industry. His current position as a health care system executive combined with a career engaged in many sectors of the industry enables the Board to better understand the perspectives and strategies of providers, such as hospitals and physicians.

Elizabeth E. Tallett has been a director of the Company since March 1998. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. Ms. Tallett is also a director of IntegraMed America, Inc., a health services management company specializing in fertility and assisted reproductive technology, Meredith Corporation, a media and marketing company, and Principal Financial Group, Inc., a global financial institution.

Ms. Tallett has extensive experience in the biotechnology, pharmaceutical and life sciences industries. The Board believes that her knowledge of these industries helps it better understand health care costs, research and treatments. Previously, Ms. Tallett served as President and Chief Executive Officer of TransCell Technologies, Inc.; as President of Centocor Pharmaceuticals; as a member of the Parke-Davis Executive Committee; as a Director of Varian, Inc.; and as Director of Worldwide Strategic Planning for Warner-Lambert Co.. Her executive experience enables her to provide depth of knowledge on issues of marketing, operations and acquisitions.

Allen F. Wise became our Chief Executive Officer on January 26, 2009. He has been a director of our Company since October 1996 and has been Chair of the Board since January 2005. He was President and Chief Executive Officer of our Company from October 1996 to December 2004, when he retired.

Mr. Wise has extensive operational and management experience in health care and has served as both an executive officer and director with numerous other companies in the health care sector during the past 36 years. We believe that Mr. Wise brings extensive historical knowledge of the Company — and the managed care industry generally — to the Board. We believe that his deep knowledge of the Company and the industry, the judgment he has developed during many years as a chief executive and his ability to assemble and motivate a talented executive team is reflected in the Company’s long-term performance during his association with it.

CONTINUING CLASS III DIRECTORS
(TERMS EXPIRE IN 2012)

Daniel N. Mendelson has been a director of the Company since May 2005. Mr. Mendelson is President and Chief Executive Officer of Avalere Health, a strategic advisory company that provides guidance and syndicated research for clients in the health care industry, government and the not-for-profit sector. Prior to founding Avalere Health in 2000, he served as Associate Director for Health at the White House Office of Management and Budget in Washington, D.C. Mr. Mendelson is a director of PharMerica Corporation, a pharmaceutical services company serving patients in hospital and long-term care settings.

As a leading national expert in Medicare, Medicaid and other public health care programs, Mr. Mendelson has a deep understanding of the Company’s strategic imperatives in each of these lines of business. As Chief Executive

Officer of Avalere Health, Mr. Mendelson actively advises Fortune 500 companies on policy issues of immediate relevance to managed care operations, such as clinical quality, evidence-based medicine, health economics and outcomes research and health information technology. Mr. Mendelson’s prior experience as a White House policy official also lends perspective on how federal health care policies are developed and how they impact companies across the spectrum of health care businesses.

Rodman W. Moorhead, III has been a director of the Company since May 1997. Mr. Moorhead is a private investor. In December 2006, he retired from Warburg Pincus LLC, a private equity and venture capital firm in New York, where he was a Managing Director and Senior Advisor and had been employed since 1973. From June 1998 to present he has served as a director of Scientific Learning Corporation, a computer-based special education training company.

Mr. Moorhead has been a director of our Company for over 14 years. His experience in private equity and venture capital allow him to articulate the perspective of an institutional investor.

Timothy T. Weglicki has served on our Board since August 2001. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a private equity firm founded in 1993. Prior to joining ABS Capital in 1993, Mr. Weglicki spent 15 years with Alex. Brown & Sons Incorporated, where he was an investment banker in the firm’s health care practice, headed the corporate finance and equity divisions and founded and headed the firm’s capital markets group. He is a director of American Public Education and of several of ABS Capital Partners’ portfolio companies.

We believe that Mr. Weglicki’s qualifications to serve on our Board of Directors include his significant leadership experience in investment banking, capital markets and private equity, his understanding of successful health care and technology-based business models and his experience as a director of other public companies. Mr. Weglicki has depth of knowledge and experience in numerous areas relevant to our business, including with respect to recruiting executive talent, reorganizing compensation structures and focusing businesses on core profit units.

Vote Required

The Company’s Bylaws establish a standard of majority voting in uncontested director elections. Under this standard, the affirmative vote of a majority of the votes cast for the director nominee represented in person or by proxy is required to approve the election of each of the Company’s nominees. A majority of votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” with respect to the nominee. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2011 Annual Meeting but will not be deemed to be votes cast for purposes of tabulating the vote.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTORS.

VOTING STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of Monday, March 21, 2011, the Record Date, regarding the beneficial ownership of the Company’s common stock by (i) each person or group known by the Company to be the beneficial owner of more than five percent of the common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. On the Record Date, 148,251,797 shares of the Company’s common stock were outstanding.

For purposes of the table, a person or group of persons is deemed to beneficially own shares of common stock issuable upon the exercise of stock options that are currently exercisable or that become exercisable within 60 days from the date set forth above. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after the date set forth above are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. The Company believes that the beneficial owners of the common stock listed in the table below, based on information furnished by such owners, have sole voting and dispositive power (or shares such powers with his or her spouse) with respect to such shares, except as explained in the footnotes to the table.

	Number of Shares
	of Common Stock		Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned		Common Stock

FMR LLC(4)	14,826,166		10.02%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.(2)	12,668,016		8.55%
40 East 52(nd) Street New York, NY 10022
Wellington Management Company, LLP(3)	11,242,750		7.60%
75 State Street Boston, MA 02109
Vanguard Specialized Funds — Vanguard Health Care Fund(5)	8,627,500		5.82%
100 Vanguard Blvd. Malvern, PA 19355
Joel Ackerman	53,110	(6)(7)	*
L. Dale Crandall	62,740	(6)(7)	*
Lawrence N. Kugelman	63,575	(6)(7)	*
Daniel N. Mendelson	59,281	(6)(7)	*
Rodman W. Moorhead, III	63,528	(6)	*
Michael A. Stocker, M.D.	21,752	(6)	*
Joseph R. Swedish	15,178	(6)	*
Elizabeth E. Tallett	66,760	(6)(7)	*
Timothy T. Weglicki	96,510	(6)(7)	*
Allen F. Wise	636,412	(6)	*
Harvey C. DeMovick, Jr.	441,445	(6)	*
Thomas C. Zielinski	259,994	(6)	*
John J. Stelben	200,905	(6)	*
Michael D. Bahr	195,728	(6)	*
All executive officers and directors as a group (19 persons)	2,690,663	(8)	1.79%

*	Less than one percent.

(1)	The address of each director and executive officer of the Company is as follows: c/o Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

(2)	According to the Schedule 13G/A filed on February 2, 2011 by BlackRock, Inc. (“BlackRock”), a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), no one person’s interest in the Company’s common stock is more than five percent of the Company’s total outstanding shares of common stock. BlackRock has sole voting power and sole dispositive power with respect to all 12,668,016 shares.

(3)	According to the Schedule 13G (Amendment No. 3) filed on January 10, 2011 by Wellington Management Company, LLP (“Wellington Management”), an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E), Wellington Management may be deemed to beneficially own 11,242,750 shares held of record by clients of Wellington Management. Wellington Management has shared power to vote or direct the vote with respect to 1,594,750 shares and shared power to dispose or to direct the disposition of 11,242,750 shares. Though these shares are deemed to be beneficially owned by Wellington Management, in its capacity as an investment advisor, they are owned of record by clients of Wellington Management. No one client of Wellington Management has the rights or powers with respect to five percent or more of this class of securities, except Vanguard Specialized Funds — Vanguard Health Care Fund. See footnote 5 below regarding Vanguard’s beneficial ownership.

(4)	According to the Schedule 13G (Amendment No. 2) filed on February 14, 2011, by FMR LLC, a parent holding company, FMR LLC beneficially owns 14,826,166 shares of the Company’s common stock outstanding. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,774,627 shares of the Company’s common stock outstanding as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, an investment company owned by Fidelity Management & Research Company, amounted to 14,635,627 shares of the Company’s common stock outstanding. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through control of Fidelity Management & Research Company, each has sole dispositive power as to 14,774,627 shares of our common stock. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 51,539 shares of the Company’s common stock outstanding as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through control of Pyramis Global Advisors Trust Company, each has sole dispositive power and the sole power to vote or direct the voting of 51,539 shares of our common stock owned by the institutional accounts managed by Pyramis Global Advisors Trust Company.

(5)	According to the Schedule 13G (Amendment 3) filed on February 10, 2011, by Vanguard Specialized Funds — Vanguard Health Care Fund (“Vanguard”), an investment company registered under Section 8 of the Investment Company Act of 1940, Vanguard has the sole power to vote or direct the vote of 8,627,500 shares of the Company’s common stock outstanding. Vanguard is a client of Wellington Management, which serves as Vanguard’s investment advisor. See footnote 3 above.

(6)	Includes the following shares issuable upon exercise of stock options that are currently exercisable or which become exercisable within 60 days of the date set forth above: Joel Ackerman, 7,058 shares; L. Dale Crandall, 49,553 shares; Lawrence N. Kugelman, 25,796 shares; Daniel N. Mendelson, 22,500 shares; Rodman W. Moorhead, III, 3,529 shares; Michael A. Stocker, M.D., 17,491 shares; Joseph R. Swedish, 10,948 shares; Elizabeth E. Tallett, 42,131 shares; Timothy T. Weglicki, 46,852 shares; Allen F. Wise, 500,000 shares; Harvey C. DeMovick, Jr., 229,885 shares; Thomas C. Zielinski, 194,584 shares; John J. Stelben, 125,881 shares; and Michael D. Bahr, 101,042 shares.

(7)	Also includes the following shares issuable at settlement of vested restricted stock units awarded under the Company’s Deferred Compensation Plan for Non-Employee Directors: Joel Ackerman, 36,625 shares; L. Dale Crandall, 9,687 shares; Lawrence N. Kugelman, 2,962 shares; Daniel N. Mendelson, 36,781 shares; Elizabeth E. Tallett, 11,054 shares; and Timothy T. Weglicki, 5,132 shares. Each restricted stock unit is the economic equivalent of one share of the Company’s common stock and would receive dividend equivalents but no voting rights. They are included in the above table because of the potential that a settlement and distribution could occur (upon a change of control, death or termination of a director’s tenure on the Board) within 60 days of the date set forth above.

(8)	All executive officers and directors as a group (19 persons) hold exercisable stock options or restricted Stock Units totaling 1,793,200 shares.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD

With respect to the fiscal year ended December 31, 2010, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis, set forth on pages 18 to 31 of this proxy statement, as required by Item 402(b) of Regulation S-K; and

2. Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A filed with the SEC.

COVENTRY HEALTH CARE
COMPENSATION COMMITTEE
L. Dale Crandall (Chair)
Rodman W. Moorhead, III
Joseph R. Swedish
Timothy T. Weglicki

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is a discussion of how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of compensation paid to our named executive officers for 2010. This information should be read in conjunction with the data and associated narrative provided in the Summary Compensation Table and other tables on pages 31 through 37 of this proxy statement. For 2010, the following individuals were our named executive officers:

•	Allen F. Wise, Chief Executive Officer

•	John J. Stelben, Senior Vice President, Interim Chief Financial Officer and Treasurer

•	Harvey C. DeMovick, Jr., Executive Vice President, Medicare, Customer Services Organization and Information Technology Division

•	Michael D. Bahr, Executive Vice President, Commercial Business

•	Thomas C. Zielinski, Executive Vice President and General Counsel

Compensation Philosophy

Our compensation program is designed to achieve the following objectives:

•	Pay for Performance — A significant portion of total compensation varies based upon the following:

−	Achievement of short-term and long-term Company goals and objectives that will enhance stockholder value over the long-term; and

−	Individual contributions to Company-wide performance.

Selected performance measures are tied to the achievement of business plan results, strategic objectives and the creation of stockholder value. Fixed compensation (i.e., base salary) represents a very small portion of overall compensation.

•	Create an Ownership Culture — Equity compensation represents the largest portion of total compensation, creating a strong alignment between the interests of executives and those of stockholders. Stock ownership guidelines reinforce this fact by requiring executives to maintain significant equity holdings following vesting of restricted stock or the exercise of stock option awards. We believe this promotes and instills a long-term perspective.

•	Pay Competitively — Our compensation program is designed to be competitive with our peer group so that we can attract, motivate and retain the talent needed to achieve our strategic objectives and enhance stockholder value.

Our Best Practices

Our compensation program incorporates the following best practices:

•	The majority of the total compensation opportunity for our executives is incentive-based and can be earned only upon the achievement of corporate and individual performance objectives designed to enhance stockholder value. Performance is assessed on both a formulaic and qualitative basis.

•	Our incentive compensation is earned over several different and overlapping short-term and long-term performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods.

•	Beginning in 2011, short-term incentive compensation will be earned based upon multiple performance metrics. The use of multiple performance metrics will further strengthen the relationship between compensation and our performance and add another element to our compensation program designed to mitigate risks.

•	We have stock ownership guidelines for our executives that set forth certain levels of stock ownership in our Company.

•	We prohibit hedging or any form of margin arrangement, short sales and/or dealing in puts and calls of the Company’s stock by our executives and our directors.

•	Recipients of long-term incentive awards valued at over $200,000 are required to enter into a restrictive covenants agreement with non-compete, non-solicitation, non-disclosure and claw-back provisions.

•	There are no guaranteed incentive bonuses for our named executive officers.

•	In the event of a change-in-control, post termination benefits would not be payable unless the executive is terminated within two years of the change-in-control.

•	We have implemented a claw-back policy. Under the terms of this policy, in the event that we are required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation from the responsible executive officers paid based on the restated financial statements.

•	In 2009, we prospectively eliminated all executive perquisites and tax gross-ups to executives. Two of our named executive officers are contractually entitled to a tax gross-up and/or perquisites that were agreed to prior to 2009. The Company continues to honor these contractual obligations (see footnote 4 of the Summary Compensation Table on page 32 of this proxy statement and footnote 4 of the Post-Termination Compensation — Fiscal Year 2010 on page 35 of this proxy statement).

•	We do not offer preferential or above market returns on compensation deferred by our executives.

•	Our Compensation Committee is comprised entirely of independent directors.

•	Our Compensation Committee is advised by an independent compensation consultant. This consultant is retained by the Compensation Committee directly and is independent of management and the Company.

•	Our Compensation Committee conducts an annual review and assessment of potential compensation-related risks in our programs. In 2010, as in previous years, the Compensation Committee concluded that our compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company (see Assessment of Risk Relating to Compensation on page 6 of this proxy statement).

Company Performance in 2010

Our compensation program is designed to motivate and reward the achievement of our business performance targets, goals and objectives, which in turn enhance stockholder value over the long-term. Following the divestiture of a non-core business in 2009, in 2010 we focused on our seven core lines of business and on improving our cost structure to better position our Company for future success.

Specifically, under the leadership of our management team in 2010, we contributed to long-term stockholder value in the following ways:

•	Since Mr. Wise’s return as Chief Executive Officer in 2009, our stock price has increased 86% from $14.17 on January 26, 2009 to $26.40 on December 31, 2010.

•	We achieved earnings per share from continuing operations (“EPS”) of $2.97, an increase of 38.8% year-over-year.

•	Our revenues from continuing operations, excluding Medicare Advantage Private-Fee-For-Service, a product we decided not to renew, increased 5.5% year-over-year.

•	We had net earnings of $438.6 million, an increase of 39.1% from 2009 levels.

•	Commercial risk membership increased 16% year-over-year due to growth in small group products and the completion of the Preferred Health Systems and Mercy Health Plans acquisitions.

•	This is the first time we have grown commercial risk membership organically in the past five years.

•	Membership in Medicare Advantage Coordinated Care Plans (MA-CCP) increased 20% year-over-year.

•	Medicaid membership increased 16% year-over-year, including the successful commencement of operations in Pennsylvania and Nebraska.

•	We completed the Preferred Health Systems acquisition (February 1, 2010), a commercial health plan that gave us favorable long-term cost structure advantages and expanded our presence in the Kansas market.

•	We completed the Mercy Health Plans acquisition (October 1, 2010), a multi-line health plan that strengthened our Midwest market presence and provided us long-term cost structure advantages across multiple markets.

•	We improved Medicare Advantage — Coordinated Care Plan STAR ratings, a quality measurement that will be a critical part of the Medicare Advantage reimbursement strategy going forward.

•	We added depth to our executive team by hiring three senior executives with broad industry experience and proven leadership capabilities.

•	We identified business opportunities and created supporting strategic plans focused on the implementation of healthcare reform.

The following chart sets forth a comparison between the performance of our common stock and the Standard & Poor’s (“S&P”) 500 from January 26, 2009 (the date Mr. Wise became our Chief Executive Officer) through December 31, 2010:

The Role of our Compensation Committee

Our executive compensation policies and plans are evaluated and approved by the Compensation Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of its stockholders. The Compensation Committee also determines the compensation of the Chief Executive Officer and evaluates and approves the compensation of the other senior executives of the Company, including our named executive officers.

As part of the annual compensation approval process, the Compensation Committee considers the advice of Frederic W. Cook, its independent compensation consultant.

The Role of Our Chief Executive Officer

Our Chief Executive Officer provides recommendations to the Compensation Committee regarding compensation of our named executive officers and other executive officers during the annual compensation approval process and throughout the year. He does not provide recommendations regarding his own compensation but does provide input regarding his accomplishments and the attainment of business and individual goals set for him by the Compensation Committee each year. Additionally, the Compensation Committee considers the recommendations and feedback of our Chief Executive Officer when designing compensation plans and selecting performance metrics and targets for our annual and long-term incentive compensation programs.

The Role of the Compensation Committee’s Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook because of the firm’s expertise in executive compensation. Frederic W. Cook provides the Compensation Committee with insight as to compensation programs and incentives used by the Company’s peers and other public companies, trends in executive compensation, pending and current legislation and the evolving policies and procedures adopted by proxy advisory services firms.

Competitive Marketplace Assessment

As part of our executive compensation process, we periodically review executive compensation data from similar companies in order to ensure that our practices are fair and reasonable. In 2010, at the request of the Compensation Committee, Frederic W. Cook provided an analysis based upon market data from public SEC filings for eight publicly traded health insurance companies. This peer group is consistent with the companies used for the

2009 analysis. The peer group was selected based on industry focus and includes companies with which we compete for talent. In addition, to ensure the size appropriateness of the companies, we considered an analysis of market capitalization, revenue and similarity of broad-based product and service offerings. The peer group consists of:

Aetna Inc.	Health Net, Inc.
AMERIGROUP Corporation	Humana Inc.
Assurant, Inc.	UnitedHealth Group Incorporated
CIGNA Corporation	WellPoint, Inc.

We do not directly tie individual components of compensation to particular benchmarks. Rather, this market-check analysis is just one factor considered in our annual compensation approval process. Other important considerations include individual performance, scope of responsibilities, retention concerns and the need to recruit new executive officers.

Generally, we seek to provide base salaries that approximate our peer group median and to design our performance-based programs so that our senior executives will be paid above the median of our peer group if we achieve company-wide and individual performance goals. Our compensation structure is heavily weighted to variable, incentive-based compensation, which is earned only upon the achievement of challenging performance metrics aligned with our business plan, strategic objectives and the delivery of stockholder value. In fact, approximately 80% of the target compensation for our named executive officers is variable, except for Mr. Wise for whom 96% of target compensation is variable. Therefore, if company or individual performance does not meet expectations, actual compensation realized by the executives will be dramatically reduced and would be well below the 25th percentile of the competitive marketplace based on 2010 peer group compensation data.

In addition to an examination of pay levels and overall pay mix, Frederic W. Cook also analyzed the program designs of our peer companies, including pay vehicles and performance metrics, as well as dilution levels.

Elements of Total Compensation and 2010 Compensation Actions

Pay Elements

The Company seeks to implement its compensation philosophy through a combination of components, referred to in the aggregate as total compensation. These components include:

Element	Type	Objective	Key Features

Base Salary	Fixed	Provides a competitive rate of fixed pay to reward employees for day-to-day roles and responsibilities
•   Reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions.
•   Represents approximately 20% of target total compensation for named executive officers other than our Chief Executive Officer.
•   Paid in cash.

Annual Incentive	Variable (short-term)	To motivate and reward the achievement of short-term Company performance	• Payouts differentiated based on annual achievement of financial, strategic and individual objectives, which in turn drive long-term performance. • Paid in cash.

Element	Type	Objective	Key Features

Performance Stock Units (PSUs)	Variable (long-term)	To motivate and reward achievement of annual Company performance and long-term stock price performance, retain key employees and create an alignment with stockholders
•   2010 awards cliff vest after two years on December 31, 2011 (except for our Chief Executive Officer, whose award vests after one year), subject to the achievement of certain EPS performance goals in 2010.
•   Earned awards will be paid out in cash in 2012 and will be valued based on the average closing price of the Company’s stock between December 15, 2011 and January 15, 2012.

Stock Options	Variable (long-term)	To motivate and reward achievement of long-term stock price performance, retain key employees and create an alignment with stockholders
•   2010 awards vest in three equal annual installments beginning on the first anniversary of the date of grant and have a 10 year term.
•   Executive will not realize any value unless the Company’s common stock price is above the grant date exercise price.

Performance- based Restricted Stock Awards (RSAs)	Variable (long-term)	To motivate and reward achievement of annual Company performance and long-term stock price performance, retain key employees and create an alignment with stockholders
•   2010 awards vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to the achievement of certain EPS performance goals in 2010. If the minimum EPS performance measurement is not met in 2010, the entire award is forfeited.
•   The vested award will be paid out in Company common stock.

Other Benefits	Fixed	Attract, retain and motivate executives	• Includes retirement benefits and health and welfare benefits on the same basis as those offered to all other employees.

Pay Mix

Our compensation program is designed so that short-term and long-term incentives comprise the majority of our executives’ targeted total compensation and fixed elements represent a relatively small portion of the overall package.

Chief Executive Officer

Other Named Executive Officers

Base Salary

Base salary provides a competitive rate of fixed pay and reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions.

In 2009, when Mr. Wise returned as Chief Executive Officer, we equalized base salaries for certain named executive officers to $600,000 to foster a sense of teamwork. Our management team is highly collaborative, and each member of the team is expected to be fully engaged in all aspects of our business.

For 2010, base salaries for Messrs. Wise, DeMovick and Zielinski were $600,000. Mr. Bahr’s base salary was increased from $450,000 to $600,000 in connection with his promotion in 2010. Mr. Stelben, our Interim Chief Financial Officer, received a base salary of $325,000 for 2010. In addition to his base salary for 2010, Mr. Stelben also received a monthly stipend of $8,300 while serving as Interim Chief Financial Officer to compensate him for his increased responsibilities.

For 2011, Mr. Stelben’s base salary has been increased to $450,000, effective January 29, 2011, and Mr. Stelben will no longer receive the additional monthly stipend previously paid in recognition of his services as Interim Chief Financial Officer. Except as previously stated, the Committee did not make any adjustments to the base salaries of other named executive officers for 2011.

Short-Term Incentives

Our short-term incentive program is designed to reward the annual achievement of financial, strategic and individual objectives. The annual incentive pool is funded based upon the achievement of corporate performance metrics, but individual payouts are also determined based upon individual performance and accomplishments.

Corporate Performance Metric and Target for 2010

The corporate performance metric for the 2010 annual incentive program was EPS.

				% of Annual
2010 EPS				Incentive
Threshold	Target	Maximum	Actual	Pool Funded

$1.98	$2.20	$2.64	$2.97	150	%*

*	Pursuant to the 2010 annual incentive program, incentive pool funding is capped at 150% for the achievement of all EPS performance in excess of $2.64.

The Compensation Committee selected EPS as the corporate performance metric only after careful consideration. Over the course of the last several years, the Company has been committed to focusing our business to better compete in the evolving macroeconomic and health care insurance environments. In 2010, we concentrated on the execution of previously developed strategic business plans.

In selecting EPS as the corporate performance metric, the Compensation Committee emphasized the achievement of a single performance metric which was viewed as critical to our success and is impacted by, and reflective of, a number of other important factors that can serve as performance triggers in their own right, including revenue, net income, selling, general and administrative expense initiatives, profit margins and dilution. Furthermore, we believe EPS serves as the single most important performance measure tracked by our investors as a critical driver of stockholder value.

The EPS target of $2.20 is consistent with our 2010 business plan. Our annual business plan is based on an aggregate of targeted levels of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and margin contributions for each of our constituent businesses, which are in turn linked to revenue and/or membership growth targets. This business plan is thoroughly reviewed, discussed, analyzed and approved by our Board of Directors and is believed to reflect challenging goals, particularly in light of the current macroeconomic environment and uncertain regulatory environment. Consistent with our pay for performance philosophy, no annual incentive awards would have been paid if we had not achieved threshold EPS performance of $1.98, which is 80% of target.

In 2010, actual EPS achievement was $2.97, which represents 135% of our EPS target of $2.20.

New Corporate Performance Metrics for 2011

In 2010, at the request of the Compensation Committee, Frederic W. Cook completed a study of performance metrics used by the Company’s peer group. The Compensation Committee, after careful consideration and consultation with Frederic W. Cook, changed our 2011 annual incentive compensation program’s performance criteria from one metric to three weighted metrics. Funding the 2011 annual incentive pool will now be predicated on the attainment of targeted EPS (60%), revenue (20%) and selling, general and administrative costs (20%). Incentive payouts are also based on a variety of individual performance factors as described below.

The change to multiple metrics was based upon several factors. Although the Compensation Committee has never taken an EPS-only approach in determining incentive payouts, the use of multiple financial metrics is viewed as an emerging best practice and highlights areas of focus in which outstanding performance will be rewarded. Also, the use of multiple metrics is an added counterbalance in the design of our annual incentive compensation program intended to discourage excessive risk taking that might threaten the value of our Company.

Individual Performance Metrics for 2010

In determining individual payouts under the annual incentive plan, we take into account a qualitative assessment of individual performance and accomplishments. We evaluate the totality of each executive’s contributions and increase or reduce annual incentive compensation accordingly. Considerations include demonstration of leadership, effectiveness of mentoring, contributions to succession planning and contributions to our integration of newly-acquired businesses. Additional considerations include the achievements of the business unit or department for which the executive is responsible and the relative importance of these achievements to the overall success of the organization. Weight is also given to whether or not an executive assumed any additional assignments or responsibilities outside the normal scope of his position during the year.

While all of our named executive officers share responsibility for our corporate performance, each of them has specific areas of responsibility and oversight as well as related operational and strategic objectives that are considered by the Compensation Committee in its annual assessment of their performance. These objectives do not have a specific relative weighting but rather are part of a more holistic assessment of performance.

In addition to their overall corporate responsibilities and the successful execution of our strategic plan as approved by the Board, in 2010, our executives had the following additional individual objectives:

•	Mr. Wise. Mr. Wise was responsible for the Company’s across-the-board financial success in 2010, in which all seven core businesses either met or exceeded revenue and earnings goals, as well as the successful implementation of its overarching strategic plan. Mr. Wise has also recruited a team of highly qualified senior executives to ensure the succession of strong leaders within the Company. Since Mr. Wise’s return as our Chief Executive Officer, our stock price has increased 86% from $14.17 on January 26, 2009 to $26.40 on December 31, 2010.

•	Mr. Stelben. Mr. Stelben was our Interim Chief Financial Officer in 2010. His individual performance objectives included driving achievement of our EPS targets, qualifying potential mergers and acquisitions candidates and achieving our strategic objectives following the Company’s non-renewal of the Medicare Private Fee for Service product.

•	Mr. DeMovick. Mr. DeMovick has responsibility for our Medicare Business, Customer Services Organization and Information Technology Department. His individual performance objectives included the attainment of Medicare earnings and revenue contributions, successful completion of strategic information technology projects and leadership of certain initiatives associated with organization-wide development activities.

•	Mr. Bahr. Mr. Bahr was assigned responsibility for our commercial and individual business in 2010. His individual performance objectives included membership retention, new sales, selling, general and administrative expense initiatives and the attainment of financial goals. In addition, Mr. Bahr was responsible for leading a team of executives in identifying business opportunities related to health care reform.

•	Mr. Zielinski. Mr. Zielinski serves as our General Counsel and is responsible for the Company’s legal, regulatory and compliance matters, government affairs and oversight and accountability for the Company’s response to new regulations as a result of health care reform. In addition, in 2010 Mr. Zielinski had operational responsibilities that included managing network unit costs and improving our medical delivery system. His individual performance objectives included successful development and implementation of our chronic care and government compliance programs.

Individual Annual Incentive Targets for 2010

The Compensation Committee has established target annual incentive awards for each eligible executive, defined as a percentage of base salary. Actual annual incentive payouts are based on the achievement of corporate and individual performance objectives.

	Annual Target
	Incentive Award
Executive	(% of Salary)

Wise	300%
Stelben	200	*
DeMovick	75
Bahr	100	**
Zielinski	75

*	Mr. Stelben was granted a one-time increase to his annual incentive target for the 2010 plan year (from 50% to 200% of base salary) in recognition of his diligent work in the role of Interim Chief Financial Officer and to further reward him for outstanding performance if the Company’s goals for 2010 were met. For 2011, Mr. Stelben’s annual incentive target will be 70% of base salary.

**	Mr. Bahr’s annual incentive target was increased from 75% to 100% of base salary in October 2010.

Annual Incentive Payouts for 2010

	2010 Annual Incentives
			Actual as %
Executive	Target	Actual	of Target*

Wise	$1,800,000	$3,000,000	167%
Stelben	850,000	1,000,000	118
DeMovick	450,000	700,000	156
Bahr	600,000	1,000,000	167
Zielinski	450,000	700,000	156

*	The annual incentive plan pays from 0%-200% of an individual’s target if the Company’s performance goals are met.

Long-Term Incentives

We believe that most of an executive’s compensation should come from long-term incentive components that are tied to pre-determined performance measures or an increase in the Company’s market value. These awards are intended to reward performance over a multi-year period, align the interests of executives with those of stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company and provide an incentive for the executive officers’ continued service at the Company. Long-term incentive awards are made under our stockholder approved Amended and Restated 2004 Incentive Plan.

2010 Long-Term Incentive Vehicles

In 2010, we awarded executives a mix of PSUs and stock options.

•	PSUs. Except for PSUs awarded to our Chief Executive Officer pursuant to his employment agreement, PSUs awarded in 2010 cliff vest on December 31, 2011, subject to the achievement of certain EPS performance goals in 2010. Earned and vested awards will be paid out in cash in 2012 and will be valued based on the average closing price of the Company’s stock between December 15, 2011 and January 15, 2012.

•	Stock Options. Non-qualified stock options awarded in 2010 have a 10-year term and vest in three equal annual installments beginning on the first anniversary of the date of grant.

Stock options and PSUs are used to balance and support the objectives of motivating and rewarding the achievement of annual Company and long-term stock price performance, to retain key employees and to create an alignment with the interests of stockholders (as discussed on pages 22 and 23 of this proxy statement). Compensation from stock options depends solely on appreciation in our stock price; as a result, stock options strongly support the objective of ensuring that pay is aligned with changes in stockholder value. PSUs ensure that payouts are tied directly to changes in stockholder value and the achievement of critically important performance objectives, and also minimize dilution of other stockholders.

We do not use a pre-defined formula for determining the relative allocation of the different long-term incentive vehicles granted to the named executive officers. Instead, a variety of factors are considered at the time of grant, including the successful achievement of goals set for the named executive officers, an analysis of their entire compensation package, the mix of long-term and short-term incentives previously granted and under contemplation, and current equity holdings, both vested and unvested.

2010 Long-Term Incentive Awards

Individual grants of PSUs, restricted stock and stock options are determined on a discretionary basis based on individual responsibilities and performance, within the context of the Compensation Committee’s review of total target compensation for executive officers and in light of the Company’s philosophy of weighting overall compensation towards long-term performance-based elements.

In 2010, the Compensation Committee also took into consideration awards previously made to Messrs. Wise and DeMovick in connection with their re-hire in 2009, which in certain instances were intended to serve as incentive compensation for 2010 in addition to 2009. Additionally, awards made to Mr. Wise were made pursuant to his employment agreement.

Below is a table reflecting our annual long-term incentive grants made to our named executive officers in 2010:

						Restricted
	PSUs			Options		Stock
Executive	Granted		Earned	Granted		Granted

Wise	300,000	*	300,000	0	**	0
Stelben	45,000		45,000	20,000		0
DeMovick	0	***	0	0	***	0
Bahr	50,000		50,000	40,000		50,298	****
Zielinski	55,000		55,000	60,000		0

*	Awarded on January 4, 2010 pursuant to Mr. Wise’s employment agreement.

**	In connection with an employment agreement executed at the time of his re-hire, on April 8, 2009 Mr. Wise received an award of 1,000,000 options that vested in two equal tranches on December 31, 2009 and December 31, 2010. Mr. Wise did not receive any new option awards in 2010.

***	Mr. DeMovick did not receive any equity awards in 2010. In connection with an employment agreement executed at the time of his re-hire in March 2009, Mr. DeMovick was awarded 18,062 PSUs, 689,655 options and 310,345 restricted shares which were intended to serve as equity compensation for the subsequent three years.

****	Mr. Bahr received a restricted stock award in connection with his promotion to Executive Vice President in 2010 (see 2010 Promotional Award for Mr. Bahr on page 29 of this proxy statement).

2010 PSU Awards

Target awards of PSUs were made to all named executive officers except Messrs. Wise and DeMovick on May 26, 2010. The stock price on the date of grant was $20.46. Pursuant to his employment agreement, the PSU award to Mr. Wise was made on January 4, 2010 and vested upon achievement of 2010 performance goals. The performance metrics associated with this award were established by the Compensation Committee on January 29, 2010, and the stock price on January 29, 2010 was $22.88.

The number of PSUs earned varies based upon the achievement of EPS performance targets. EPS was selected as the performance metric for 2010 because it is impacted by, and reflective of, a number of other important factors that can serve as performance triggers in their own right, including revenue, net income, selling, general and administrative expense initiatives, profit margins and dilution.

2010 EPS	Units Paid
Performance	Out (%)

Less than $1.98	0%
$1.98	80
$2.09	90
$2.20*	100

*	Initially, the EPS performance target for the PSU awards was set at $2.00, which was the budgeted EPS for 2010, but was below the annual incentive target of $2.20. In May 2010, to align the PSU target with the target used for the annual incentive plan and other incentive programs for non-management employees, the Compensation Committee elected to make the PSU target more challenging to achieve and increased the target to $2.20.

Based on 2010 EPS performance of $2.97, 100% of these PSUs were subsequently earned on December 31, 2010. For all executives other than Mr. Wise, the PSUs will vest on December 31, 2011, but will not be paid out until early 2012. Therefore, the ultimate value realized by each executive for the PSU awards remains “at risk” and will continue to vary based on future stock price performance.

2010 Option Awards

Options were awarded on May 26, 2010 to Messrs. Stelben, Bahr and Zielinski and have an exercise price of $20.46.

2010 Promotional Award for Mr. Bahr

In addition to the annual long-term awards detailed above, on October 8, 2010, we made an award of 50,298 shares of restricted stock to Mr. Bahr in connection with his promotion to Executive Vice President of our Company. This award was divided into two equal tranches of 25,149 shares of restricted stock. The first tranche is subject to the achievement of certain 2011 performance criteria. If these performance criteria are achieved, the restrictions will lapse in equal increments over a four-year period, with the first increment vesting on February 8, 2012 and the remaining three increments vesting annually thereafter on the anniversary of the grant date. The second tranche is time-vested and will vest in four equal annual increments on the anniversary of the date of grant.

2011 Long-Term Incentive Awards

On January 3, 2011, pursuant to the extension of his original employment contract, Mr. Wise was awarded 356,083 PSUs which will be earned upon the achievement of 2011 performance EPS targets and, if earned, will vest as of December 31, 2011.

We anticipate that 2011 long-term incentive awards for our other named executive officers will be made in May 2011.

Timing of Long-Term Incentive Awards

The Company does not time the issuance of grants and awards around material, non-public information. Grant and award dates are determined either as of a specific future event (such as date of hire) or on the date of the Compensation Committee’s approval. The Compensation Committee generally considers new hire awards at its regularly scheduled meetings. Awards approved for executives that are newly hired are priced at the closing market price on the date of grant. The date of grant is either: (i) the date of hire if that date is after the Compensation Committee’s meeting date; or (ii) the date of the Compensation Committee’s meeting if the date of hire is before the Compensation Committee’s meeting date.

The annual equity grants for key members of management are reviewed and approved at a Compensation Committee meeting held mid-year, historically during an open window period. The grant date for such annual awards is five business days after the date of the Compensation Committee’s approval to allow time to communicate the awards and to timely file Form 4 disclosures with the SEC. The exercise price of option awards is the closing market price of the Company’s stock on the grant date.

Perquisites

In 2009, in keeping with best compensation practices, the Company prospectively eliminated all executive perquisites and tax gross-up payments.

In 2010, two of our named executive officers received de minimus perquisites totaling $29,008, which we were contractually obligated to honor. These benefits were agreed to prior to 2009, the year in which we prospectively eliminated all perquisites (see footnote 4 of the Summary Compensation Table on page 32 of this proxy statement).

Benefits

All executives have the right to participate in Company employee benefit programs (including medical, dental, vision, life, accidental death and dismemberment, dependent life, short-term and long-term disability, 401(k) plan, vacation/holidays, group legal and flexible spending accounts). Executives participate in the benefit plans on the same basis as all other eligible employees, except that as highly compensated employees, they pay a higher medical plan contribution rate than other covered employees.

Non-Qualified Deferred Compensation Plan

The Company’s 401(k) Restoration and Deferred Compensation Plan (“Restore Plan”) maintains the relative value of the Company’s 401(k) retirement plan benefit offered to all employees, but is otherwise curtailed by Internal Revenue Code Section 415. This benefit is paid to equalize benefits (on the basis of the percent of base pay allocated to retirement funding) for all similarly situated executives. See the Non-qualified Deferred Compensation Table on page 34 of this proxy statement.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for non-employee directors (see page 41 of this proxy statement for a discussion of our non-employee directors’ stock ownership guidelines) and certain executive officers. These guidelines promote an ownership culture and long-term perspective, act as a form of risk mitigation and are intended to align executive officers’ interests with stockholders’ interests.

Multiple of
Base Salary

Chief Executive Officer	5X
Executive Vice Presidents	4X
Senior Vice Presidents	2X
Other designated executives	1X

Executives are expected to achieve their stock ownership goals within five years of the date such executive becomes subject to the guidelines. Executives who do not meet the guidelines within the prescribed time frame may not be eligible for future stock grants. Ownership that counts towards satisfaction of the guidelines includes common stock held directly, common stock held in the Company’s 401(k) plan and the Restore Plan and unvested restricted stock (stock options are not counted).

The following table reflects, as of December 31, 2010, holdings of the Company’s stock by our named executive officers:

		Share Ownership	Shares Held	Percent of
Executive	Guideline	Guideline	as of 12/31/10	Guideline Met*

Wise	5X Base Salary	$3,000,000	134,980	119%
Stelben	2X Base Salary	650,000	73,403	298%
DeMovick	4X Base Salary	2,400,000	211,560	233%
Bahr	4X Base Salary	2,400,000	96,334	106%
Zielinski	4X Base Salary	2,400,000	65,411	72%

*	Based on the closing market price of the Company’s stock on December 31, 2010 of $26.40.

Hedging or any form of margin arrangement, short sales and/or dealing in puts and calls of the Company’s stock by executives are prohibited.

Post-Termination Arrangements

The Company provides severance and change-in-control post-termination benefits to its named executive officers. In the case of a change-in-control, post-termination benefits would not be payable unless the executive is terminated within two years of the change-in-control. These arrangements are provided to maintain executive continuity and leadership during potentially disruptive negotiations relating to potential mergers, acquisitions or other business combinations. These arrangements also serve to protect the stockholders’ interest in maintaining executive leadership so that goals and objectives in the best interest of stockholders are pursued. For more detail regarding post-termination benefits, see pages 35 through 37 of this proxy statement.

Tax Deductibility of Named Executive Officer Compensation

The Company also considers the impact of Internal Revenue Code Section 162(m) in its compensation strategies. Under Section 162(m) of the Internal Revenue Code, compensation paid in 2010 to any covered employee in excess of $1,000,000 cannot be taken by the Company as a tax deduction unless the compensation qualifies as performance-based compensation. The Company expects that performance awards paid to executives under its Amended and Restated 2004 Incentive Plan (also referred to herein as the “2004 Incentive Plan”) will qualify as performance-based compensation. However, the Company has determined that it will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Internal Revenue Code if such limitation is not in the best interests of the Company and its stockholders. The Compensation Committee reviews business and legal developments and assesses alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation philosophy and as determined to be in the best interests of the Company and its stockholders.

Summary Compensation Table

									Non-Equity
						Stock		Option	Incentive Plan	All Other
						Awards		Awards	Compensation	Compensation
Name and Principal Position	Year	Salary		Bonus		(1)		(2)	(3)	(4)	Total

Allen F. Wise	2010	$600,000		$2,750,000	(5)	$6,864,000		$0	$3,000,000	$433,413	$13,647,413
Chief Executive Officer	2009	584,243		2,750,000	(5)	4,296,000		7,225,500	2,500,000	72,046	17,427,789
John J. Stelben	2010	$424,600	(6)	$0		$1,238,160		$160,594	$1,047,116	$41,637	$2,912,107
Senior Vice President, Interim	2009	312,346		0		889,774		0	310,000	25,212	1,537,332
Chief Financial Officer and Treasurer
Harvey C. DeMovick, Jr.	2010	$600,000		$0		$0		$0	$700,000	$81,073	$1,381,073
Executive Vice President, Medicare,	2009	522,308		0		1,478,774		4,447,447	650,000	187,136	7,285,665
Customer Services Organization and Information Technology
Michael D. Bahr	2010	$478,850	(7)	$0		$2,895,217		$321,188	$1,052,694	$128,041	$4,875,990
Executive Vice President, Commercial Business
Thomas C. Zielinski	2010	$600,000		$0		$2,326,500		$481,782	$980,307	$81,963	$4,470,552
Executive Vice	2009	575,000		0		316,225		792,980	475,000	55,481	2,214,686
President and General Counsel	2008	475,000		0		1,573,400	(8)	1,091,250	0	59,989	3,199,639

(1)	Reflects the aggregate grant date fair value of such awards consistent with FASB Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC Topic 718”). For 2010, this value is comprised of restricted stock awards and PSU awards made during 2010 (“2010 PSUs”), as well as 75% of certain PSU awards which were granted in 2009 but would be earned only upon the achievement of 2010 EPS performance goals which were not established until January 29, 2010 (“2009 PSUs”). The grant date fair value for awards of restricted stock and the 2010 PSUs was determined by taking the closing market price of the Company’s common stock on the date of grant and multiplying it by the number of units. The grant date fair value for 2009 PSUs was determined by taking the closing market price of the Company’s stock on January 29, 2010 (the date upon which the EPS performance goals were established) and multiplying it by the number of units subject to those goals.

For 2010, “Stock Awards” consists of the following:

			2009 PSUs Earned
	2010 Awards		Based on 2010 EPS
Name	RSAs	PSUs	Performance Goals	Total

Wise	—	$6,864,000	—	$6,864,000
Stelben	—	920,700	$317,460	1,238,160
DeMovick	—	—	—	—
Bahr	$1,100,017	1,023,000	772,200	2,895,217
Zielinski	—	1,125,300	1,201,200	2,326,500

(2)	Reflects the aggregate grant date fair value of such awards consistent with ASC Topic 718. The assumptions used in determining the grant date fair value for each stock option grant are listed on page 66 of the Company’s Form 10-K filed with the SEC on February 25, 2011.

(3)	For 2010, in addition to annual incentive plan payouts, also includes payments of outstanding balances under the discontinued Mid-Term Executive Retention Plan for Messrs. Stelben ($47,116), Bahr ($52,694) and Zielinski ($280,307).

(4)	For 2010, “All Other Compensation” consists of the following:

				Company
			Company	Match
		Relocation	Match	Nonqualified	Group
	Car	Expense	Retirement	401(k) Restore	Life
Name	Allowance(a)	Payment(b)	Savings	Plan(c)	Insurance	Total

Wise	$0	$0	$11,025	$414,006	$8,382	$433,413
Stelben	8,696	0	10,730	21,221	990	41,637
DeMovick	0	0	11,025	65,692	4,356	81,073
Bahr	0	75,000	9,346	42,177	1,518	128,041
Zielinski	20,312	0	10,730	48,083	2,838	81,963

(a)	Represents contractually obligated car allowances for two executives agreed to prior to 2009. This perquisite, like all executive perquisites, was discontinued in 2009 for all executives unless contractually obligated.

(b)	Payments associated with Mr. Bahr’s relocation to Bethesda, Maryland. This payment was made pursuant to our relocation policy, which applies to other similarly situated employees.

(c)	The Company match represents a percentage of plan eligible pay; this matching percentage is the same for all eligible employees and is based upon the contributions each participant elects to make to the plan.

(5)	Reflects signing bonus paid in cash pursuant to Mr. Wise’s employment agreement. Pursuant to the agreement, one half of the signing bonus was paid in 2009 and one half was paid in 2010.

(6)	Includes monthly stipend of $8,300 (for a total of $99,600) received by Mr. Stelben in recognition of the increased responsibilities associated with his service as Interim Chief Financial Officer in addition to his annual salary of $325,000 for 2010.

(7)	In connection with his promotion in 2010, Mr. Bahr’s base salary was increased from $450,000 to $600,000.

(8)	Includes 12,500 shares of performance-based restricted stock with a grant date fair value of $552,500, which were forfeited because the Company failed to achieve the established performance criteria.

Grants of Plan-Based Awards During Fiscal Year 2010

														Grant
													Exercise	Date
										All		All	or Base	Fair
										Other		Other	Price of	Value of
				Estimated Future Payouts Under			Estimated Future Payouts Under			Stock		Option	Option	Stock and
	Type of	Grant	Approval	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Awards		Awards	Awards	Option
Name	Award	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)		(#)(4)	($/Share)	Awards

Wise	2010 PSU	1/29/10	1/29/10				240,000	300,000	—					$6,864,000
	2010 AIP	—	1/20/10	$1,440,000	$1,800,000	$3,600,000
Stelben	Stock Option	5/26/10	5/19/10									20,000	$20.46	$160,594
	2010 PSU	5/26/10	5/19/10				36,000	45,000	—					920,700
	2009 PSU	1/29/10	1/29/10				11,100	13,875	—					317,460
	2010 AIP	—	1/20/10	$680,000	$850,000	$1,700,000
DeMovick	2010 AIP	—	1/20/10	$360,000	$450,000	$900,000
Bahr	Stock Option	5/26/10	5/19/10						—			40,000	$20.46	$321,188
	2010 PSU	5/26/10	5/19/10				40,000	50,000	—					1,023,000
	2009 PSU	1/29/10	1/29/10				27,000	33,750						772,200
	RSA	10/8/10	10/8/10							50,298	(5)			1,100,017
	2010 AIP	—	1/20/10	$480,000	$600,000	$1,200,000
Zielinski	Stock Option	5/26/10	5/19/10									60,000	$20.46	$481,782
	2010 PSU	5/26/10	5/19/10				44,000	55,000	—					1,125,300
	2009 PSU	1/29/10	6/16/09				42,000	52,500	—					1,201,200
	2010 AIP	—	1/20/10	$360,000	$450,000	$900,000

(1)	Represents estimated payouts under the 2010 annual incentive plan (“AIP”).

(2)	Represents PSUs awarded in 2010 (“2010 PSUs”) and, except for Mr. Wise, PSUs awarded in 2009 were earned based on 2010 EPS performance targets (“2009 PSUs”). The 2010 PSUs were earned on December 31, 2010 based on the achievement of 2010 performance objectives, will vest on December 31, 2011, will be paid out in cash in 2012, and will be valued based on the average stock price of the Company’s stock between December 15, 2011 and January 15, 2012. The 2009 PSUs were paid out in cash in February 2011, based on the average stock price of the Company’s stock between December 15, 2010 and January 15, 2011. The 2010 PSUs awarded to Mr. Wise vested upon achievement of the 2010 performance objectives and were similarly paid out in cash.

(3)	Represents restricted stock awarded in 2010.

(4)	Represents stock options that vest in three equal annual installments beginning on the first anniversary of the date of grant. These options have a ten-year term.

(5)	Represents an award of restricted stock made to Mr. Bahr in connection with his promotion. This award was divided into two equal tranches. The first tranche is subject to the achievement of certain 2011 performance criteria. If these performance criteria are achieved, the restrictions will lapse in equal increments over a four-year period, with the first increment vesting on February 8, 2012 and the remaining three increments vesting annually thereafter on the anniversary of the grant date. The second tranche vests upon the passage of time in four equal annual increments commencing on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year End

							Stock Awards
										Shares or Units of
	Option Awards(1)									Stock That
		Securities Underlying								Have Not Vested(2)
	Grant	Unexercised Options			Exercise	Expiration	Type of	Grant			Market
Name	Date	Exercisable		Unexercisable	Price	Date	Award	Date		Number	Value

Wise	4/8/2009	500,000	(3)		$14.32	4/8/2019
Stelben	6/25/2003	19,631			$19.30	6/25/2013	RSA	5/22/2007		1,250	$33,000
	6/14/2004	26,250			32.46	6/14/2014	RSA	9/26/2008		2,500	66,000
	6/20/2005	30,000			47.90	6/20/2015	RSA	6/22/2009		18,750	495,000
	5/22/2006	20,000			51.30	5/22/2016	RSA	11/16/2009	(4)	11,250	297,000
	5/22/2007	11,250		3,750	60.01	5/22/2017	PSU	5/26/2010		45,000	1,188,000
	5/19/2008	12,500		12,500	44.20	5/19/2018
	5/26/2010			20,000	20.46	5/26/2020
DeMovick	3/24/2009			459,770	$12.18	3/24/2019	RSA	3/24/2009	(5)	206,896	$5,462,054
Bahr	12/14/2004	5,625			$34.95	12/14/2014	RSA	5/22/2007		1,250	$33,000
	6/20/2005	22,500			47.90	6/20/2015	RSA	8/5/2009		15,000	396,000
	5/22/2006	26,250			51.30	5/22/2016	RSA	10/8/2010	(6)	25,149	663,934
	5/22/2007	15,000		5,000	60.01	5/22/2017	RSA	10/8/2010	(6)	25,149	663,934
	5/19/2008	10,000		10,000	44.20	5/19/2018	PSU	5/26/2010		50,000	1,320,000
	6/22/2009	10,000		20,000	18.07	6/22/2019
	8/5/2009	6,667		13,333	21.89	8/5/2019
	5/26/2010			40,000	20.46	5/26/2020
Zielinski	6/14/2004	7,500			$32.46	6/14/2014	RSA	5/22/2007		4,375	$115,500
	6/20/2005	22,500			47.90	6/20/2015	RSA	9/26/2008		10,000	264,000
	5/22/2006	37,500			51.30	5/22/2016	PSU	5/26/2010		55,000	1,452,000
	5/22/2007	37,500		12,500	60.01	5/22/2017
	5/19/2008	37,500		37,500	44.20	5/19/2018
	6/22/2009	33,334		66,666	18.07	6/22/2019
	5/26/2010			60,000	20.46	5/26/2020

(1)	Unless otherwise stated, option awards made prior to 2009 vest in equal annual installments over four years. Option awards made in 2009 and 2010 vest in equal annual installments over three years.

(2)	Represents unvested RSAs and earned but unvested PSU awards. Unless otherwise stated, RSAs vest in equal annual installments over four years and are subject to achievement of performance criteria. PSU awards made in 2010 were earned based upon the achievement of 2010 performance metrics, will vest on December 31, 2011 and will be paid out in cash in February 2012.

(3)	This award vested in two equal installments on December 31, 2009 and December 31, 2010.

(4)	This time-vested award vests in equal annual installments over a four-year period.

(5)	Pursuant to his employment agreement, this award vests in three equal annual installments, each of which is subject to the achievement of certain performance criteria.

(6)	Represents an award of performance-based restricted stock made to Mr. Bahr in connection with his promotion. This award was divided into two equal tranches. The first tranche is subject to the achievement of certain 2011 performance criteria. If these performance criteria are achieved, the restrictions will lapse in equal increments over a four-year period, with the first increment vesting on February 8, 2012 and the remaining three increments vesting annually thereafter on the anniversary of the grant date. The second tranche vests upon the passage of time in four equal annual increments commencing on the first anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
Name	Exercise	on Exercise(1)	Vesting(2)	Vesting(3)

Wise	500,000	$5,801,500	300,000	$8,286,000
Stelben	—	—	26,375	651,828
DeMovick	229,885	$3,106,895	103,449	2,606,914
Bahr	—	—	42,500	1,115,225
Zielinski	—	—	64,375	1,695,800

(1)	Represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)	Includes shares of restricted stock that vested in 2010, as well as PSUs earned and vested in 2010 and paid out in cash in early 2011 to Messrs. Wise (300,000), Stelben (13,875), Bahr (33,750) and Zielinski (52,500).

(3)	Determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date. Also includes the value of earned and vested PSUs paid out in cash during early 2011 to Messrs. Wise ($8,286,000), Stelben ($383,228), Bahr ($932,175) and Zielinski ($1,450,050).

Nonqualified Deferred Compensation — Fiscal Year 2010

	Executive	Company	Aggregate
	Contributions	Contributions	Earnings	Aggregate		Aggregate
	in Last FY	in Last FY	in Last FY	Withdrawals-		Balance
Name	(1)	(2)	(3)	Distributions		at Last FY

Wise	$433,350	$414,006	$80,724	$0		$640,872
Stelben	20,200	21,221	20,986	0		243,477
DeMovick	658,500	65,692	283,075	465,216	(4)	2,169,438
Bahr	46,235	42,177	30,010	0		661,482
Zielinski	46,680	48,083	85,915	0		619,104

(1)	These amounts are included in the Summary Compensation Table in the “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” Columns.

(2)	Company contributions to the Restore Plan.

(3)	For the Restore Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds as are available to all employees participating in the Company’s 401(k) plan and do not provide any above market earnings opportunities.

(4)	At the time of his retirement from our Company in 2007, Mr. DeMovick had elected to receive the balance of his Restore Plan account in monthly payments over a five-year period beginning six months following his retirement in accordance with the terms of the Restore Plan. This balance was comprised predominantly of Mr. DeMovick’s own contributions to the Restore Plan over the course of 10 years, although it also included Company matches which Mr. DeMovick, like all other participants, was eligible to receive. This distribution represents payments made during 2010, the third year of the five-year pay-out cycle, under the terms of the Restore Plan.

Post-Termination Compensation — Fiscal Year 2010

	Wise	Stelben	DeMovick	Bahr	Zielinski

Death Benefit
Lump Sum Payment	$1,800,000	$—	$450,000	$225,000	$237,500
Benefit Continuation(1)	18,258	11,642	5,570	11,481	23,936
Accelerated Stock Vesting(2)	—	970,200	12,000,001	2,221,201	1,291,233
Accelerated Performance Stock Unit Vesting(3)	7,959,000	1,193,850	—	1,326,500	1,459,150
Total	$9,777,258	$2,175,692	$12,455,571	$3,784,182	$3,011,819
Long-Term Disability Benefit
Base Pay	$—	$—	$—	$—	$300,000
Present Value LTD Exec Excess Payments	—	—	—	—	2,625,290
Performance Based Bonus	1,800,000	—	450,000	225,000	237,500
Benefit Continuation(1)	37,117	—	11,314	17,444	22,962
Accelerated Stock Vesting(2)	—	970,200	12,000,001	2,221,201	1,291,233
Accelerated Performance Stock Unit Vesting(3)	7,959,000	1,193,850	—	1,326,500	1,459,150
Total	$9,796,117	$2,164,050	$12,461,315	$3,790,145	$5,936,135
Termination Without Cause or Constructive Termination
Severance	$2,400,000	$325,000	$600,000	$600,000	$837,500
Benefit Continuation(1)	24,745	17,705	11,314	17,444	11,481
Accelerated Stock Vesting(2)	—	—	6,000,001	689,533	643,967
Accelerated Performance Stock Unit Vesting(3)	7,959,000	—	—	1,326,500	1,459,150
Total	$10,383,745	$342,705	$6,611,315	$2,633,477	$2,952,098
Termination Without Cause or Constructive Termination (Within Two Years Following Change-in-Control)
Severance	$2,400,000	$325,000	$1,050,000	$1,200,000	$1,675,000
Benefit Continuation(1)	37,117	17,705	11,314	17,444	22,962
Accelerated Stock Vesting(2)	—	970,200	12,000,001	2,221,201	1,291,233
Accelerated Performance Stock Unit Vesting(3)	7,959,000	1,193,850	—	1,326,500	1,459,150
Total Severance Absent Excise Tax Gross-up(4)	10,396,117	2,506,755	13,061,315	4,765,145	4,448,345
Section 4999 Excise Tax Gross-up	N/A	N/A	N/A	N/A	—
Total	$10,396,117	$2,506,755	$13,061,315	$4,765,145	$4,448,345

(1)	Company-paid premiums to provide coverage for medical, dental and vision in accordance with employment agreements.

(2)	Represents acceleration of restricted stock and non-qualified stock options.

(3)	Calculation assumes value of $26.53 per unit, based on termination of employment on December 31, 2010.

(4)	With the exception of Mr. Zielinski, no executive is contractually entitled to an excise tax gross-up.

Employment Agreement Summary(1)(2)

Feature	Wise	DeMovick	Bahr	Zielinski

Initial Date /Term	1/26/2009 Thru 12/31/2010	2/02/2009 Thru 3/25/2012	5/1/2010 Thru 5/18/2011	1/1/2008 Thru 12/31/2010

Renewal	Year-to-year	Year-to-year	Year-to-year	Year-to-year
Base Salary	Not less than the initial amount, to be reviewed annually and increased from time to time.	Not less than the initial amount, to be reviewed annually and increased from time to time	Not less than the initial amount, to be reviewed annually and increased from time to time	Not less than the initial amount, to be reviewed annually and increased from time to time
Annual Incentive	Executive Management Incentive Plan at 300%.	Executive Management Incentive Plan at 75%	Executive Management Incentive Plan at 100%	Executive Management Incentive Plan at 75%
Vacation	Four weeks.	Same.(3)	Same.(3)	Same. (3)
Auto	Not applicable.	Not applicable.	Not applicable.	Monthly allowance (tax gross-up).
Airplane Allowance	Use of and reimbursement for executive-owned aircraft used in connection with business travel not to exceed $6,500 per hour.	None.	None.	None.
Death Benefit	Lump sum equal to the target annual incentive bonus for the year in which the death occurs. Cost of medical, dental and vision premiums for surviving spouse (36 months). Unvested stock options and PSUs will vest.	Lump sum equal to the target annual incentive bonus for the year in which the death occurs. Cost of medical, dental and vision premiums for surviving spouse (12 months). Unvested stock options, restricted shares and PSUs will vest.	Lump sum equal to average annual bonus compensation for the two calendar years immediately preceding death. Cost of medical, dental and vision premiums for surviving dependents (12 months). Unvested outstanding stock options, restricted shares and PSUs will vest.	Lump sum equal to average earned bonus two calendar years immediately preceding death. Cost of medical, dental and vision premiums for surviving dependents (12 months). Unvested stock options and restricted shares vest.
Disability Benefit	Lump sum equal to the target annual incentive bonus for the year in which the disability occurs. Cost of medical, dental and vision premiums (36 months). Unvested stock options and PSUs will vest.	Lump sum equal to the target annual incentive bonus for the year in which the disability occurs. Cost of medical, dental and vision premiums (12 months). Unvested stock options, restricted shares and PSUs will vest.	Lump sum equal to average annual bonus compensation for the two calendar years immediately preceding disability. Cost of medical, dental and vision premiums (12 months). Unvested outstanding stock options, restricted stock and PSUs will vest.	Base pay until eligible for LTD benefits (six months), then 60% of pre-disability earnings (to age 65) to extent not paid by LTD program. Lump sum equal to average earned bonus last two calendar years immediately preceding disability and cost of medical, dental and vision premiums (24 months). Unvested stock options and restricted shares will vest.
Termination	With or without cause upon 90 days notice.	With or without cause upon 60 days notice.	With or without cause upon 30 days notice.	Same. (3)
Termination Without Cause or Constructive Termination	Executive will be paid current base salary until date of termination plus a pro rata portion of any earned incentive under the annual incentive plan. A lump sum severance payment equal to the executive’s annual base salary plus target annual incentive bonus. Cost of medical, dental and vision premiums (24 months). Unvested stock options and pro rata portion of PSUs vest provided performance triggers are met.	Base salary paid through the balance of remaining contract term but no more than one year. Cost of medical, dental and vision premiums (12 months). Executive will receive 12 months of accelerated vesting on all outstanding stock options. Any unvested restricted shares and PSUs will receive prorated vesting, contingent upon meeting performance criteria.	Base salary for 12 months, including costs for medical, dental and vision premiums. Credit for 12 months accelerated vesting on all outstanding unvested stock options and restricted shares.	One times sum of base salary and average earned bonus for the previous two calendar years immediately preceding year of termination (paid monthly over a one year period). Cost of medical, dental and vision premiums (12 months). Credit for 12 months accelerated vesting on all outstanding unvested stock options and restricted shares.

Feature	Wise	DeMovick	Bahr	Zielinski

Termination Without Cause or Constructive Termination Within Two Years Following a Change-in-Control	Executive will be paid current base salary until date of termination plus a pro rata portion of any earned incentive under the annual incentive plan. A lump sum severance payment equal to the executive’s annual base salary plus target annual incentive bonus. Cost of medical, dental and vision premiums (36 months). Unvested stock options and PSUs will vest and be settled in cash.	Lump sum payment equal to base salary and target annual incentive. Cost of medical, dental and vision premiums (12 months). Unvested stock options, restricted shares and PSUs will vest.	Lump sum payment equal to base salary and target annual incentive. Cost of medical, dental and vision premiums (12 months). Unvested stock options, restricted shares and PSUs will vest.	Lump sum equal to two times sum of base salary and average earned bonus for the previous two calendar years immediately preceding the year of termination. Cost of medical, dental, and vision premiums (24 months). Unvested stock options, restricted shares and PSUs vest.
Change-in-Control Severance Cutback to Reduce Internal Revenue Code Section 4999 Excise Tax Gross-up	Not applicable.	Same.(3)	Same.(3)	Should so-called golden parachutes not exceed the lesser of (A) 110% of the greatest amount that could be paid without giving to any Excise Tax (the Safe Harbor Amount, as outlined in IRC Section 4999) or (B) $50,000, then no payments shall be made and the amounts payable shall be reduced so that the payments, in the aggregate, are reduced to the Safe Harbor Amount.
Non-compete	Confidentiality agreement indefinitely and non- compete during employment and for:(i) one year following a termination without cause or constructive termination; (ii) one year following a change-in-control; or (iii) without restriction following voluntary termination.	Following a termination without cause or a constructive termination (other than following a change-in-control), Executive will not compete with the company for one year.	Following a termination without cause or a constructive termination (other than following a change-in-control), Executive will not compete with the company for one year.	Following a voluntary termination, executive may provide legal services or advice to a HMO, managed care or health insurance business in connection with engaging in the private practice of law, to the extent that such representation is not adverse to the interests of the Company.
Termination With Cause or Voluntary Resignation	No obligation to pay executive any amounts of unearned compensation or benefits.	Same.(3)	Same.(3)	Same.(3)

(1)	Chart does not include elements generally available to all employees through the Company’s standard policies or ERISA-based qualified plans.

(2)	Mr. Stelben does not have an employment agreement at this time.

(3)	“Same” means that feature matches that provided in the Wise employment agreement.

2010 Directors’ Compensation

The Company compensates its non-employee directors pursuant to its Compensation Program for Non-Employee Directors (the “Program”), which it adopted effective January 1, 2006. The Company believes that, generally, the Program reflects practices that are common among our competitors in the managed care industry and other public companies. The program is a “cafeteria plan” that gives non-employee directors the choice of being paid his or her compensation in the form of cash, non-qualified stock options, restricted stock or a combination thereof and allows the directors, pursuant to the Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), to defer all or a portion of his or her compensation in the form of cash or stock units.

Under the Director Deferred Compensation Plan and the Program, compensation allocated to cash is limited to 50% of total compensation payable during the year (unless the Chairman waives the requirement) and is paid out quarterly in arrears. Compensation allocated to deferred cash is credited quarterly with interest based at the Company’s borrowing rate set at the beginning of each year. Compensation allocated to stock awards (non-qualified stock options, restricted stock or deferred stock units) are converted to awards of equivalent value determined by using the same method used by the Company to expense the awards for financial accounting purposes. Stock awards vest or the restrictions lapse in equal quarterly increments over the year compensation is payable. Stock awards, including stock units, are credited with any dividends, stock splits, reverse stock splits or other changes in the Company’s capitalization in accordance with the terms of the Amended and Restated 2004 Incentive Plan. Stock units are treated as if they were actual shares of the Company’s common stock, but are not evidenced by or convertible into any actual shares of the Company’s common stock until distribution.

Deferred compensation is not distributed until a non-employee director’s termination from service on the Board, upon his or her death, upon a change-in-control (as defined under section 409A of the Internal Revenue Code of 1986, as amended) or in the event of an unforeseeable emergency (causing severe financial hardship). Unvested restricted stock awards or non-qualified stock options fully vest upon death or disability. Vested non-qualified stock options are not transferable, except to immediate family members or by will or the laws of descent and distribution. Vested stock units are not transferable, except pursuant to a qualified domestic relations order or by will or the laws of descent and distribution.

Upon joining the Board, a new non-employee director receives a one-time initial grant of a non-qualified stock option to purchase 10,000 shares of common stock vesting in equal annual increments over four years beginning on the first anniversary of the grant date at an exercise price equal to the closing market price on the date of grant. Compensation for non-employee directors elected to the Board after January 1st is prorated.

Under the Program, each non-employee director receives an annual amount of $225,000 to be received for participation in the Board’s five regularly scheduled meetings and overall service as a director, but exclusive of committee and special board meeting fees and chair retainers, which are set forth in the table below. Each non-employee director elects the form of payment (cash, restricted stock, stock options or deferred cash or deferred stock units) before January 1st of each Program year.

The following table summarizes the components and amounts of the compensation package paid to eligible non-employee directors annually under the Program.

Non-employee directors may elect the form and the timing of their compensation on an individual basis as summarized in the table below. All elections of the form of payment must be made in multiples of 25%. The table below summarizes the forms of compensation each individual non-employee director may select as well as certain material terms related to those forms of compensation.

Compensation Components	Board or Committee	Compensation

Annual Compensation for Attendance at Regular Board Meetings (paid/vested/deferred quarterly in arrears in accordance with the Program and includes compensation for five regularly scheduled Board meetings)	Board	$225,000
Annual Committee Chair Retainer (paid annually in arrears)	Non-executive Chair of the Board	$125,000
	Lead Director	$25,000
	Chair of Audit Committee	$15,000
	Chair of Compensation Committee	$10,000
	Chair of N/CG Committee	$10,000
Attendance at In-Person Special Meeting	Board	$3,000
Attendance at In-Person Committee Meeting (Regular or Special)	Audit Committee	$3,000
	Compensation Committee	$3,000
	N/CG Committee	$3,000
Participation in Special Telephonic Meeting	Board	$1,000
	Audit Committee	$1,000
	Compensation Committee	$1,000
	N/CG Committee	$1,000
Participation in individual meetings with Chief Executive Officer	All Directors	$1,000
Reimbursement of Reasonable Travel Expenses	All Directors

New Director Stock Option Grant	New Director	10,000 (non-qualified stock options vesting in equal increments over four years)
Health and Basic Life Insurance Coverage	All Non-Employee Directors (health insurance is voluntary; life insurance is automatic)

Non-employee directors may elect the form and the timing of their compensation on an individual basis as summarized in the table below. All elections of the form of payment must be made in multiples of 25%. The table below summarizes the forms of compensation each individual non-employee director may select as well as certain material terms related to those forms of compensation.

Payment “Form”(1)	Maximum Allocation		Payment “Current”	Payment “Deferred”	Vesting

Cash	50	%(2)	Paid at the end of each quarter	Credited at the end of each quarter(3)	None
Restricted Stock/Stock Units	100%		Granted at beginning of year	Stock Units deferred until termination of service or unforeseeable emergency	Quarterly over the year of service
Stock Options	100%		Granted at beginning of year	Exercisable when vested and subject to a 10-year term	Quarterly over the year of service

(1)	Value of non-qualified stock options, restricted stock awards and stock units determined in accordance with ASC Topic 718.

(2)	Percentage limit may be waived with the approval of the Chairman of the Compensation Committee.

(3)	Deferred cash will be credited quarterly with interest based on the Company’s borrowing rate set at the beginning of each year (rate used for 2010 is approximately 0.80%).

All directors are reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Additionally, the Company has paid nominal travel expenses for family members of directors in connection with the directors’ attendance at certain business meetings with the Board or senior management.

The following table provides information concerning compensation paid or allocated to our directors during 2010:

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)(1)	($)(1)	($)	($)

Joel Ackerman(2)	$34,002	$224,998	$—	$11,060	$270,060
L. Dale Crandall(3)	$174,522	$56,231	$56,246	$—	$286,999
Lawrence N. Kugelman(4)	$161,513	$112,487	$—	$—	$274,000
Daniel N. Mendelson(5)	$19,002	$224,998	$—	$—	$244,000
Rodman W. Moorhead, III(6)	$137,513	$112,487	$—	$—	$250,000
Michael A. Stocker, M.D(7)	$128,507	$—	$112,493	$—	$241,000
Joseph R. Swedish(8)	$110,326	$47,649	$118,950	$530	$277,455
Elizabeth E. Tallett(9)	$170,513	$112,487	$—	$5,451	$288,451
Timothy T. Weglicki(10)	$154,522	$56,231	$56,246	$437	$267,436
Allen F. Wise(11)	$—	$—	$—	$—	$—

(1)	Represents the fair value of the award on the grant date computed in accordance with ASC Topic 718 for restricted stock and deferred stock units (in the Stock Awards column), and stock options (in the Option Awards column) granted in 2010.

(2)	Mr. Ackerman elected to receive his compensation of $225,000 under the Program for 2010 as follows: 100% in the form of 9,263 deferred stock units. He received additional cash compensation for the following: (i) $24,000 for Nominating/Corporate Governance Committee and special Board meeting fees, (ii) $10,000 annual retainer as Chair of the Nominating/Corporate Governance Committee, (iii) $11,060 for the incremental cost of Company provided transportation ($1,254) and related tax gross up ($9,806), and (iv) $2 residual cash in lieu of receiving a fractional share of stock under the Program.

(3)	Mr. Crandall elected to receive his compensation of $225,000 under the Program for 2010 as follows: (i) 25% in the form of 6,480 non-qualified stock options at an exercise price of $24.29 per option, (ii) 25% in the form of 2,315 deferred stock units and (iii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $52,000 for Compensation Committee, Audit Committee and special Board meeting fees, (ii) $10,000 annual retainer as Chair of the Compensation Committee and (iii) $22 residual cash in lieu of receiving fractional shares of stock under the Program.

(4)	Mr. Kugelman elected to receive his compensation of $225,000 under the Program for 2010 as follows: (i) 50% in the form of 4,631 shares of restricted stock and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $34,000 for Audit Committee and special Board meeting fees, (ii) $15,000 annual retainer as Chair of the Audit Committee and (iii) $13 residual cash in lieu of receiving a fractional share of stock under the Program.

(5)	Mr. Mendelson elected to receive his compensation of $225,000 under the Program for 2010 as follows: 100% in the form of 9,263 deferred stock units. He received additional cash compensation for the following: (i) $19,000 for Nominating/Corporate Governance Committee and special Board meeting fees and (ii) $2 residual cash in lieu of receiving a fractional share of stock under the Program.

(6)	Mr. Moorhead elected to receive his compensation of $225,000 under the Program for 2010 as follows: (i) 50% in the form of 4,631 shares of restricted stock, and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation as follows: (i) $25,000 for Compensation Committee and special Board meeting fees and (ii) $13 residual cash in lieu of receiving a fractional share of stock under the Program.

(7)	Dr. Stocker elected to receive his compensation of $225,000 under the Program for 2010 as follows: (i) 50% in the form of 12,960 non-qualified stock options at an exercise price of $24.29 per option and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation as follows: (i) $16,000 for Nominating/Corporate Governance Committee and special Board meeting fees and (ii) $7 residual cash in lieu of receiving a fractional share of stock under the Program.

(8)	Mr. Swedish was elected to the Board of Directors on February 25, 2010. His 2010 compensation was pro-rated for his service on the Board from February 25, 2010 through December 31, 2010. For this period, he elected to receive his pro-rata compensation of $190,625 under the Program for 2010 as follows: (i) 25% in the form of 2,100 shares of restricted stock, (ii) 25% in the form of 6,683 non-qualified stock options at an exercise price of $22.69 per option, and (iii) 50% in the form of cash in the amount of $95,312.50. He received additional cash compensation as follows: (i) $15,000 for Compensation Committee and special Board meeting fees, (ii) $530 for a tax gross up related to the incremental cost of Company provided transportation, and (iii) $13 residual cash in lieu of receiving a fractional share of stock under the Program. As a new director, Mr. Swedish was also granted 10,000 non-qualified stock options at an exercise price of $22.69.

(9)	Ms. Tallett elected to receive her compensation of $225,000 under the Program for 2010 as follows: (i) 50% in the form of 4,631 deferred stock units, and (ii) 50% in the form of cash in the amount of $112,500. She received additional cash compensation for the following: (i) $33,000 for Audit Committee and special Board meeting fees, (ii) $25,000 annual retainer as Lead Director, (iii) $5,451 for a tax gross up related to the incremental cost of Company provided transportation, and (iv) $13 residual cash in lieu of receiving fractional shares of stock under the Program.

(10)	Mr. Weglicki elected to receive his compensation of $225,000 under the Program for 2010 as follows: (i) 25% in the form of 6,480 non-qualified stock options at an exercise price of $24.29 per option (ii) 25% in the form of 2,315 shares of restricted stock and (iii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $42,000 for Compensation Committee, Nominating/Corporate Governance Committee and special Board meeting fees, (ii) $437 for a tax gross up related to the incremental cost of Company provided transportation, and (iii) $22 residual cash in lieu of receiving fractional shares of stock under the Program.

(11)	Mr. Wise received no compensation in 2010 for his services as a director and Chair of the Board of Directors. Mr. Wise served as Chief Executive Officer of the Company in 2010. See pages 31 through 37 of this proxy statement for a description of Mr. Wise’s 2010 compensation as Chief Executive Officer of the Company.

Non-Employee Directors Stock Ownership Guidelines

In November 2005 the Board adopted stock ownership guidelines for directors in order to further align the directors’ interests with the stockholders’ interests. Under these guidelines, non-employee directors should strive to hold $250,000 worth of the Company’s common stock while serving as a director of the Company. Ownership that counts towards satisfaction of the guidelines includes common stock held directly, unvested restricted stock and deferred stock units (stock options are not counted). New directors will have three years to attain this ownership threshold. Stock units held by a director under the director compensation program for a current fiscal year are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. All directors are in compliance with the guidelines.

2010 Matching Charitable Contribution Program

Our Company believes that, as part of its mission and as a good corporate citizen, it is appropriate to support charitable organizations that serve community needs. Therefore, we have maintained a Matching Charitable Contribution Program, which is considered each year and adopted depending on the profitability of our Company during the year. The Matching Charitable Contribution Program is intended to encourage charitable giving by senior executives and directors to non-profit charitable organizations in the areas of health care, education and basic community needs. We had a profitable year in 2010 and, recognizing the difficult times that charitable organizations are still facing, we offered the matching program for 2010 and increased the match over the prior year. Under the 2010 Matching Charitable Contribution Program, recipients were required to qualify as 501(c)(3) organizations. Our Company matched qualifying charitable contributions on a two-for-one basis for the first $40,000 contributed and on a one-for-one basis for the next $40,000 contributed, up to a maximum Company match of $120,000 per donor.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Health Risk Partners.  Allen F. Wise, the Chief Executive Officer of the Company and Chair of the Board, is a director of and owns (together with certain family members) a majority interest in Health Risk Partners LLC (“HRP”), a company that has entered into a contract to perform certain services for the Company. In addition, a family member of Mr. Wise also serves as a Senior Vice President of HRP. Rodman W. Moorhead, III and Timothy T. Weglicki, directors of the Company, own minority interests in HRP. HRP provides operational consulting, data processing, data reporting and chart review/coding services, premium reconciliation and hierarchical condition categories revenue compliance related to the Company’s Medicare business. The contract commenced in 2008.

During 2010, the Company paid approximately $15.4 million to HRP for services rendered under the contract. Consistent with the Company’s Related Person Transactions Policy, disinterested members of the Board’s Nominating/Corporate Governance Committee, as well as disinterested members of the entire Board, have determined that the terms of the Company’s contract with HRP are fair and competitive with market rates for such services.

Avalere Health.  Mr. Daniel N. Mendelson, a director of the Company, is the Chief Executive Officer and majority owner of Avalere Health Inc. Avalere Health LLC, a wholly owned subsidiary of Avalere Health Inc., is a healthcare policy and strategic advisory firm that provides syndicated research and market information products for clients in the healthcare industry, government and the not-for-profit sector. Since April 2009, the Company has retained Avalere Health LLC to provide the Company with research and market information relating to health care policy developments to support our government affairs efforts and our strategies for responding to government and marketplace changes. In addition, in 2010 we retained Avalere Health LLC to advise and assist us with developing our strategic business plan in response to the health care reform legislation. During 2010, the amount the Company paid to Avalere Health LLC for these services was less than 2% of Avalere Health Inc.’s consolidated gross revenues. Consistent with the Company’s Related Person Transactions Policy, disinterested members of the Board considered the transaction and determined that the services provided would be beneficial to the Company and the amounts to be paid were immaterial to both Avalere Health, Inc. and the Company and that the terms of the contract with Avalere Health, Inc. are fair and competitive with market rates for such services.

ABS Capital, through one of its funds, ABS Capital Partners V, is a minority investor in Avalere Health Inc. Mr. Timothy T. Weglicki, a director of our Company, is a founding partner of ABS Capital and holds a financial interest in ABS Capital Partners V. As a result, Mr. Weglicki has a de minimus ownership interest in Avalere Health, Inc. through his partnership holdings in ABS Capital Partners V. Mr. Weglicki also serves as a director of Avalere Health Inc.

Trinity Health.  Mr. Joseph R. Swedish, a director of our Company, is the President and Chief Executive Officer of Trinity Health, a not-for-profit, integrated health care delivery system which operates 47 hospitals and other health care facilities in eight states. Trinity Health has entered into market based provider contracts with subsidiaries of our Company in these eight states. During 2010, the Company paid approximately $18.9 million to Trinity Health for health care services provided to our members. This amount represents less than 2% of Trinity Health’s consolidated gross revenues. Consistent with the Company’s Related Person Transactions Policy, disinterested members of the Board’s Nominating/Corporate Governance Committee as well as disinterested members of the entire Board determined that the level of reimbursement paid to Trinity Health for services provided to our members were market based and that the total amount paid was immaterial to both Trinity Health and our Company. Since Trinity Health is a not-for-profit organization, Mr. Swedish derives no additional income as a result of the transaction between Trinity Health and our Company.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder and the Company’s Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint the Company’s independent registered public accounting firm. The Audit Committee, comprised of independent members of the Board, has appointed Ernst & Young LLP, certified public accountants, to be the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011 and requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention by the Company in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. A representative of Ernst & Young LLP is expected to be present at the meeting, will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee is not obligated to appoint another independent registered public accounting firm, but will reconsider the appointment.

Vote Required

An affirmative vote by the holders of a majority of the shares present or represented by proxy at the 2011 Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of its named executive officers as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”). While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, highly values the opinions of the Company’s stockholders and will consider the vote of the stockholders on this proposal when making compensation decisions for named executive officers in the future.

The compensation of the Company’s named executive officers is set forth in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative discussion, set forth on pages 18 through 37 of this proxy statement. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain a highly qualified and experienced management team, who will provide leadership and direction for the Company’s success by achieving corporate objectives and creating stockholder value in a competitive marketplace.

The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy, is well aligned with the stockholders’ long-term interests and avoids imprudent risk-taking. Our executive compensation program seeks to strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to create stockholder value. This balance is evidenced by the following:

•	The majority of the total compensation opportunity for our executives is incentive-based and can be earned only upon the achievement of corporate and individual performance objectives designed to enhance stockholder value. Performance is assessed on both a formulaic and qualitative basis.

•	Our incentive compensation is earned over several different and overlapping short-term and long-term performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods.

•	Beginning in 2011, short-term incentive compensation will be earned based upon multiple performance metrics. The use of multiple performance metrics will further strengthen the relationship between compensation and our performance and add another element to our compensation program designed to mitigate risks.

•	We have stock ownership guidelines for our executives that set forth certain levels of stock ownership in our Company.

•	We prohibit hedging or any form of margin arrangement, short sales and/or dealing in puts and calls of the Company’s stock by our executives and our directors.

•	Recipients of long-term incentive awards valued at over $200,000 are required to enter into a restrictive covenants agreement with non-compete, non-solicitation, non-disclosure and claw-back provisions.

•	There are no guaranteed bonuses for our named executive officers.

•	In the event of a change-in-control, post termination benefits would not be payable unless the executive is terminated within two years of the change-in-control.

•	We have implemented a claw-back policy. Under the terms of this policy, in the event that we are required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation from the responsible executive officers paid based on the restated financial statements.

•	In 2009, we prospectively eliminated all executive perquisites and tax gross-ups to executives. Two of our named executive officers are contractually entitled to a tax gross-up and/or perquisites that were agreed to prior to 2009. The Company continues to honor these contractual obligations (see footnote 4 of the Summary Compensation Table on page 32 of this proxy statement and footnote 4 of the Post-Termination Compensation — Fiscal Year 2010 on page 35 of this proxy statement).

•	We do not offer preferential or above market returns on compensation deferred by our executives.

•	Our Compensation Committee is comprised entirely of independent directors.

•	Our Compensation Committee is advised by an independent compensation consultant. This consultant is retained by the Compensation Committee directly and is independent of management and the Company.

•	Our Compensation Committee conducts an annual review and assessment of potential compensation-related risks in our programs. In 2010, as in previous years, the Compensation Committee concluded that our compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company (see Assessment of Risk Relating to Compensation on page 6 of this proxy statement).

Based on the Company’s financial performance in fiscal 2010, we believe the compensation paid to our named executive officers was appropriate and reasonable and that our compensation program is sound and in the best interest of the Company and its stockholders. Accordingly, stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of the Company approve the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, tabular disclosures regarding such compensation and the accompanying narrative discussion contained in this proxy statement.

Vote Required

An affirmative vote by the holders of a majority of the shares present or represented by proxy at the 2011 Annual Meeting is necessary to approve Proposal 3. As noted earlier in this proxy statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 3.

THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act provides that stockholders must be given the opportunity to vote on an advisory and non-binding basis, for their preference as to how frequently the Company should seek future advisory votes on the executive compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that the Company conduct future advisory votes on the compensation of the Company’s named executive officers every year, every two years or every three years.

The Company believes that an annual advisory and non-binding vote on executive compensation is desirable and would provide stockholders with an opportunity to make timely and direct input on the compensation of its named executive officers. The Company believes that an annual vote is consistent with the Company’s culture of maintaining a consistent and clear dialogue between the Company and our stockholders with respect to the Company’s executive compensation programs.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal. While this vote is advisory and non-binding on the Company, the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

RESOLVED, that the stockholders determine on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.

Vote Required

The advisory vote regarding frequency of a shareholder advisory vote on the compensation of the Company’s named executive officers shall be determined by whichever of the choices — every year, every two years or every three years — receives the greatest number of votes cast. Shares represented by proxies which are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of every year for future advisory votes regarding the executive compensation of the named executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF HOLDING THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR.

STOCKHOLDER PROPOSALS

PROPOSAL 5

POLITICAL CONTRIBUTIONS

The Company has received notice of the intention of two stockholders to present a separate proposal to be voted upon at the 2011 Annual Meeting. The text of this proposal and supporting statement appears below as received by the Company. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponents of that stockholder proposal. The Company will provide the names, addresses and stock ownership (to the Company’s knowledge) of the proponents of any stockholder proposal included in our proxy statement upon oral or written request made to the Company’s Investor Relations Department, 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

The Board recommends a vote against the following stockholder proposal based on broader policy reasons as set forth in Coventry’s statement in opposition following the stockholder proposal.

Resolved, that the shareholders of Coventry Health Care, Inc. hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Coventry, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Coventry Health Care, Inc. contributed at least $195,000 in corporate funds since the 2002 election cycle. (National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Coventry’s Statement in Opposition to Proposal 5

The Board recommends that you vote AGAINST this proposal for the following reasons:

A substantially similar proposal, submitted by the same stockholders, was presented to our stockholders for their consideration and vote at last year’s annual meeting. The majority of our stockholders voted against this proposal. Thus, the first and most compelling reason for the Board of Directors’ recommendation is that a majority of our stockholders, as indicated by last year’s vote, are opposed to this proposal. Second, the same reasons given by the Company last year in opposing this proposal still exist and therefore remain valid and compelling reasons for voting against this proposal again this year.

As stated last year, Coventry rarely engages in the political process through political contributions. As set forth in the Stockholder Supporting Statement accompanying this proposal, the Company has “contributed at least $195,000 in corporate funds since the 2002 election cycle.” This cumulative total amounts to a yearly average of approximately $21,000 in political contributions over the period, which represents less than 0.001% of our Company’s total annual operating revenues for each year in the period. This de minimus amount, however, is unusually high for the Company and reflects the plenitude of health reform legislation introduced at both the state and federal levels during recent years. On those occasions when our Company does use corporate funds to make a political contribution, it is because the Company has identified proposed legislation or regulations which, if enacted, would be particularly harmful to the business interests of our Company and its stockholders. Since one of our core businesses is the operation of local health plans, the majority of the Company’s political contributions are made at the state and local levels to those elected officials who support the business interests of our local health plans. The remainder of the Company’s political contributions are made to federal legislators in states in which we do business.

While transparency and accountability in corporate spending on political activities is a laudable objective, we do not believe our Company, with its de minimus contributions and general philosophy of staying out of the political arena unless stockholder interests require it, would benefit its stockholders by producing the semi-annual report detailing every dollar contributed and identifying the title of each person involved in making the decision to make a contribution, as suggested by this proposal. Additionally, we believe the numerous federal, state and local laws and regulations governing the disclosure and reporting of political contributions provide sufficient transparency and adequate avenues for accessing information by those stockholders interested in our activities in this area. The resources required to produce the semi-annual report would be an unnecessary use of the Company’s resources, especially when the costs of those resources would probably approach the amount of political contributions made each year by the Company.

However, to accommodate and make it more convenient for those stockholders who may have an interest in tracking the amount of our Company’s political contributions, the Company, by the end of this calendar year, will annually disclose on its website, the amount of political contributions made each year with corporate funds to (1) federal and state candidates; (2) national and state political parties; and (3) political committees and entities organized under Section 527 of the Internal Revenue Code. These political contributions will be disclosed on an aggregate basis for each of these three categories.

Vote Required

An affirmative vote by the holders of a majority of the shares present or represented by proxy at the 2011 Annual Meeting is required to approve Proposal 5.

FOR THE REASONS STATED ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 5.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for all services provided by Ernst & Young LLP for 2009 and 2010, respectively, are set forth below (rounded to the nearest thousand). The Company has paid all such fees.

Audit Fees

Audit fees billed for the fiscal years 2009 and 2010 audits of the Company’s annual consolidated financial statements and internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, Section 404, review of Forms 10-Q and services provided in connection with SEC registration statements and statutory audits required for purposes of state law aggregated $5,932,000 and $6,239,000, respectively.

Audit-Related Fees

Audit-related fees billed for the fiscal years 2009 and 2010 for assurance and related services aggregated $252,000 and $88,000, respectively. The services for 2009 included retirement plan audits, accounting consultations related to acquisitions and disposals, various state departments of insurance reviews, Centers for Medicare and Medicaid Services Preferred Provider Organization demonstration audits, Form S-8 filing and interim review of reserves. The services for 2010 included retirement plan audits, accounting consultations related to acquisitions and various state department of insurance reviews.

Tax Fees

Tax fees billed for the fiscal years 2009 and 2010 for tax compliance services aggregated $161,500 and $280,000, respectively. The services for 2009 and 2010 included tax compliance, tax advice and tax research.

All Other Fees

Fees billed for all other services rendered for fiscal years 2009 and 2010 aggregated $6,000 and $282,000, respectively. The services for 2009 included access to Ernst & Young LLP’s online accounting research software. The services for 2010 included advisory services related to the Company’s enterprise risk assessment and access to Ernst & Young LLP’s online accounting research software.

Procedures for Pre-approval of Independent Auditor Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee annually reviews and considers a written proposal from the independent registered public accounting firm setting forth the scope of services to be provided, including whether the services are for audit and audit related services, tax services or other services that are permissible and other required communications. If permitted by applicable law and appropriate, the Audit Committee will approve the services. The Audit Committee has pre-approved certain permitted services to be performed by Ernst & Young LLP if required during the year. These permitted services would include only audit, audit related or tax compliance and research services. The Audit Committee and the Company believe these services are consistent with Ernst & Young LLP’s role as independent auditor and tax adviser. Thereafter, the Audit Committee will, as necessary, consider and, if permitted by applicable law and appropriate, approve the provision of additional audit and/or non-audit services not previously approved. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case-basis, proposed services that are clearly permitted by law. None of the engagements approved by the Audit Committee during 2009 and 2010 made use of the de minimus exception to pre-approval contained in the applicable rules of the SEC. The Audit Committee pre-approved 100% of all services described above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations and the Company’s established Compliance and Ethics Program. The Audit Committee is composed of independent directors, as defined under the listing standards of the New York Stock Exchange, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and the New York Stock Exchange.

Audit Committee Disclosures

With respect to the fiscal year ended December 31, 2010, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with its independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

COVENTRY HEALTH CARE
AUDIT COMMITTEE
 Lawrence N. Kugelman, Chair
L. Dale Crandall
Elizabeth E. Tallett

STOCKHOLDER PROPOSALS

The Company’s Bylaws, as amended, provide that the annual meeting of stockholders is to be held on the third Thursday in May, unless the Chair of the Board designates a different date. The 2012 annual meeting of stockholders is expected to be held on May 17, 2012, although this date may be subject to change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2012 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2012 annual meeting of stockholders, stockholder proposals must be received by the Company at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817-1850, addressed to the Corporate Secretary of the Company, not later than December 10, 2011. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2012 annual meeting may do so by following the procedures prescribed in the Company’s Bylaws. In order for the proposal to be considered timely for the Company’s 2012 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e. not earlier than January 20, 2012 and not later than February 19, 2012); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the meeting was made.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

The Company pays the costs of soliciting proxies. These costs include the expense of preparing, assembling, printing and mailing the Notice to stockholders of record and beneficial owners, mailing printed proxy materials to stockholders who specifically request them, and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies in conjunction with the 2011 Annual Meeting for an estimated fee of $7,500 plus reimbursement of disbursements made on the Company’s behalf. In addition to soliciting proxies by mail and the internet, directors, officers and employees may solicit proxies on behalf of the Company, personally or by telephone, without additional compensation. The Company will also solicit proxies by e-mail from stockholders who are employees of the Company or who previously requested receipt of proxy materials electronically.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors and stockholders owning ten percent or more of the Company to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to furnish the Company with a copy. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for 2010 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from reporting persons that all required reports had been filed, the Company believes that all reporting persons filed the required reports on a timely basis, except that Michael D. Bahr, Executive Vice President, had one late report for one transaction relating to the sale of stock back to the Company to pay withholding taxes on a release of restricted stock.

OTHER MATTERS

The Board does not know of any other matters that may come before the 2011 Annual Meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the 2011 Annual Meeting.

A list of stockholders of record entitled to be present and vote at the 2011 Annual Meeting will be available at the offices of the Company in Bethesda, Maryland for inspection by stockholders during regular business hours from May 2, 2011 to the date of the 2011 Annual Meeting. The list will also be available during the 2011 Annual Meeting for inspection by stockholders who are present.

YOUR REPRESENTATION AT THE 2011 ANNUAL MEETING IS IMPORTANT. PLEASE VOTE IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM. YOU MAY VOTE BY TOLL-FREE TELEPHONE, BY THE INTERNET OR, IF YOU REQUESTED PRINTED MATERIALS, BY COMPLETING, DATING, SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. THE SUBMISSION OF THE PROXY CARD WILL NOT PREVENT YOUR ATTENDING THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

By Order of the Board,

ALLEN F. WISE
Chief Executive Officer

COVENTRY HEALTH CARE, INC. ATTN: CORPORATE SECRETARY 6705 ROCKLEDGE DRIVE SUITE 900 BETHESDA, MD 20817
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33523-P07008	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVENTRY HEALTH CARE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES.

1.	ELECTION OF CLASS II DIRECTORS

	Nominees:		For	Against	Abstain

	1a. Joel Ackerman		☐	☐	☐

	1b. Lawrence N. Kugelman		☐	☐	☐

	1c. Michael A. Stocker, M.D.		☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE	For	Against	Abstain
“AGAINST” ITEM 5.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.						5. Stockholder Proposal: Political Contributions.	☐	☐	☐

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐

3.	To approve, by non-binding advisory vote, the executive compensation of the Company’s named executive officers.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR 1 YEAR”.		1 Year	2 Years	3 Years	Abstain

4.	To recommend, by non-binding advisory vote, the frequency of voting on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.
M33524-P07008
COVENTRY HEALTH CARE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2011
The stockholder(s) hereby appoint(s) Allen F. Wise and Shirley R. Smith, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) each or either of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Coventry Health Care, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Time on May 19, 2011, at The Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, DATED AND RETURNED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, “FOR 1 YEAR” FOR PROPOSAL 4 AND “AGAINST” FOR PROPOSAL 5. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE